Exhibit 1.1

EXECUTION

MASTER REPURCHASE AGREEMENT

CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC, as buyer
(“Buyer”), and

PENNYMAC OPERATING PARTNERSHIP, L.P., as seller (“Seller”), and

PENNYMAC MORTGAGE INVESTMENT TRUST, as guarantor (“Guarantor”)

Dated September 28, 2012

i

24.	Binding Effect; Governing Law; Jurisdiction	54

25.	No Waivers, Etc.	55

26.	Intent	55

27.	Disclosure Relating to Certain Federal Protections	56

28.	Power of Attorney	57

29.	Buyer May Act Through Affiliates	57

30.	Indemnification; Obligations	57

31.	Counterparts	58

32.	Confidentiality	58

33.	Recording of Communications	59

34.	Commitment Fee	60

35.	Reserved	60

36.	Periodic Due Diligence Review	60

37.	Approval of Underlying Repurchase Counterparties and Servicers	61

38.	Authorizations	62

39.	Acknowledgement Of Anti-Predatory Lending Policies	62

40.	Documents Mutually Drafted	62

41.	Conflicts	62

42.	General Interpretive Principles	62

SCHEDULES

Schedule 1 - Representations and Warranties

Part I: with Respect to Purchased Mortgage Loans

Part II: with Respect to Underlying Repurchase Transactions

Schedule 2 – Authorized Representatives

ii

EXHIBITS

Exhibit A — Form of Purchase Confirmation for Exception Mortgage Loans

Exhibit B — Form of Mortgage Loan Schedule

Exhibit C — Form of Servicing Renewal Letter

Exhibit D — Form of Power of Attorney

Exhibit E — Litigation

Exhibit F — Officer’s Certificate

Exhibit G — Seller’s and Guarantor’s Tax Identification Numbers

Exhibit H — Existing Indebtedness

Exhibit I — Escrow Instruction Letter

Exhibit J — Form of Servicer Notice and Pledge

Exhibit K — Form of Servicer Notice

iii

1.              Applicability

From time to time the parties hereto may enter into transactions in which Seller agrees to transfer to Buyer Mortgage Loans (as hereinafter defined) on a servicing released basis against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Mortgage Loans on a servicing released basis at a date certain or on demand, against the transfer of funds by Seller.  This Agreement is a commitment by Buyer to engage in the Transactions as set forth herein up to the Maximum Purchase Price; provided, that Buyer shall have no commitment to enter into any Transaction requested that would result in the aggregate Purchase Price of then-outstanding Transactions to exceed the Maximum Purchase Price.  Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder.

2.              Definitions

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“Acceptable State” means any state acceptable pursuant to the Underwriting Guidelines.

“Acceptable Underlying Repurchase Transaction” means an Underlying Repurchase Transaction with an Underlying Repurchase Counterparty in which all right, title and interest in each underlying Mortgage Loan sold to Seller pursuant to such Underlying Repurchase Transaction is documented by Underlying Repurchase Documents that contain the following characteristics:

i.                                          The repurchase agreement contains broad repledge, assignment and rehypothecation provisions in favor of Seller permitting Seller to sell, transfer and assign to Buyer hereunder, without restriction or rights to consent by the Underlying Repurchase Counterparty or any other Person, all of Seller’s right, title and interest in Mortgage Loans purchased by Seller pursuant to such repurchase agreement;

ii.                                       The repurchase agreement contains a back-up grant of security interest in each related Mortgage Loan and Servicing Rights to Seller and broad subordination language, in each case, similar in form and substance to the security interest granted to Buyer in Section 8 hereof, and the repurchase agreement or an ancillary document thereto provides for a provision or instruction that, (i) unless such Mortgage Loan is a Wet-Ink Mortgage Loan, the Mortgage File in respect of such Mortgage Loan be delivered by the Underlying Repurchase Counterparty directly to Buyer or Buyer’s designee and (ii) if such Mortgage Loan is a Wet-Ink Mortgage Loan, the Settlement Agent has been instructed to deliver or cause the delivery of the related Mortgage File to Buyer or Buyer’s designee within the prescribed time period;

iii.                                    The repurchase agreement contains a broad grant of a power of attorney to Seller and Seller’s attorneys-in-fact;

iv.                                   The repurchase agreement grants to Seller and its designee or repledgee the right to immediately terminate the Underlying Repurchase Counterparty’s right or any third party servicer’s right to service the Mortgage Loans upon the occurrence of an Event of Default hereunder;

v.                                      The repurchase agreement provides broad due diligence and inspection rights to Seller and its repledgees;

vi.                                   The Underlying Electronic Tracking Agreements or other Underlying Repurchase Documents provide that the Underlying Repurchase Counterparty gives Buyer, as repledgee thereunder, the authority, following an Event of Default, to change fields in the MERS® System as appropriate, including, without limitation, changing the “interim funder” field to insert parties with which Seller enters into financing arrangements including repurchase agreements with respect to such Mortgage Loans.

vii.                                The Underlying Repurchase Documents have not been assigned by Seller, and Seller has not granted a security interest in the Underlying Repurchase Documents, to any party;

viii.                             A financing statement on Form UCC-1 has been filed in the applicable filing office naming the Underlying Repurchase Counterparty as debtor/seller and Seller as secured party/buyer with a collateral description reasonably acceptable to Buyer, which shall be similar in form and substance to the Repurchase Assets in which a security interest is granted pursuant to Section 8 hereof;

ix.                                     The Underlying Repurchase Documents contain events of default substantially similar to the events of default contained in this Agreement; and

x.                                        All of the representations and warranties set forth on Schedule 1, Part 2 are true and correct in all material respects.

“Accepted Servicing Practices” means, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

“Act of Insolvency” means, with respect to any Person or its Affiliates, (a) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding, or the voluntary joining of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (b) the seeking of the appointment of a receiver, trustee, custodian or similar official for such party or an Affiliate or any substantial part of the property of either; (c) the appointment of a receiver, conservator, or manager for such party or an Affiliate by any governmental agency or authority having the jurisdiction to do so; (d) the making or offering by such party or an Affiliate of a composition with its creditors or a general assignment for the benefit of creditors; (e) the admission by such party or an Affiliate of such party of its inability to pay its debts or discharge its obligations as they become due or mature; or (f) that any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such party or of any of its Affiliates, or shall have taken any action to displace the management of such party or of any of its Affiliates or to curtail its authority in the conduct of the business of such party or of any of its Affiliates.

“Adjusted Tangible Net Worth” means (a) the sum of (i) Net Worth and (ii) Subordinated Debt, minus (b) intangibles, goodwill and receivables from Affiliates.

“Affiliate” means, with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code; provided, however, that any entity that is otherwise not directly or indirectly owned or controlled by Seller or Guarantor shall not be deemed an “Affiliate” for the purposes of this definition.

“Aged Loan” means an Aged 60 Day, an Aged 75 Day or an Aged 90 Day Loan.

“Aged 60 Day Loan” means a Mortgage Loan which has been subject to a Transaction hereunder for a period of greater than 30 days but not greater than 60 days.

“Aged 75 Day Loan” means a Mortgage Loan which has been subject to a Transaction hereunder for a period of greater than 60 days but not greater than 75 days.

“Aged 90 Day Loan” means a Mortgage Loan which has been subject to a Transaction hereunder for a period of greater than 75 days but not greater than 90 days.

“Agency” means Freddie Mac, Fannie Mae or GNMA, as applicable.

“Agency Security” means a mortgage-backed security issued by an Agency.

“Aging Limit” means, with respect to Aged Loans, 90 days.

“Agreement” means this Master Repurchase Agreement, as it may be amended, supplemented or otherwise modified from time to time.

“Appraised Value” means the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Asset Value” has the meaning assigned to such term in the Pricing Side Letter.

“Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage.

“Bailee Letter” has the meaning assigned to such term in the applicable Custodial Agreement.

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time.

“Bid” has the meaning set forth in Section 4(c) hereof.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York or the Custodian is authorized or obligated by law or executive order to be closed.

“Buydown Amount” has the meaning set forth in Section 5(c) hereof.

“Buyer” means Credit Suisse First Boston Mortgage Capital LLC, and any successor or assign hereunder.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of Buyer or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of Buyer or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least “A-1” or the equivalent thereof by S&P or “P-1” or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least “A” by S&P or “A” by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by Buyer or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Control” means:

(a)                                  any transaction or event as a result of which Guarantor ceases to own, beneficially or of record, 100% of the stock of Seller;

(b)                                 the acquisition by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder), directly or indirectly, beneficially or of record, of ownership or control of in excess of 50% of the voting common stock of Guarantor on a fully diluted basis at any time;

(c)                                  the sale, transfer, or other disposition of all or substantially all of Seller’s or Guarantor’s assets (excluding any such action taken in connection with any securitization transaction); or

(d)                                 the consummation of a merger or consolidation of Seller or Guarantor with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by Persons who were not stockholders of Seller or Guarantor immediately prior to such merger, consolidation or other reorganization.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Fee” has the meaning assigned to such term in the Pricing Side Letter.

“Committed Mortgage Loan” means a Mortgage Loan which is the subject of a Take-out Commitment with a Take-out Investor.

“Conforming High LTV Loan” means a Conforming Mortgage Loan with an LTV of 95% or higher but not to exceed 135%.

“Conforming Mortgage Loan” means a first lien Mortgage Loan originated in accordance with the criteria of an Agency for purchase of Mortgage Loans, including, without limitation, conventional Mortgage Loans, as determined by Buyer in its sole discretion.

“CSCOF” means, in Buyer’s sole discretion, which may be confirmed by notice to the Seller (which may be electronic), for each day, the rate of interest (calculated on a per annum basis) determined by Buyer (which such determination shall be dispositive absent manifest error), equal to the overnight interest expense incurred by Buyer for borrowing funds.

“Custodial Agreement” means each custodial agreement among an Underlying Repurchase Counterparty, Seller and Custodian, as each may be amended from time to time, and each in the form and substance approved by Buyer in writing in its sole discretion and the related Custodial Repledgee Information Notice.

“Custodial Mortgage Loan Schedule” has the meaning assigned to such term in the applicable Custodial Agreement.

“Custodial Repledgee Information Notice” means the repledgee information notice delivered pursuant to the applicable Custodial Agreement.

“Custodian” means Deutsche Bank Trust Company Americas or such other party approved in writing by Buyer, which approval shall not be unreasonably withheld.

“Default” means an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“EDGAR” means the Electronic Data-Gathering, Analysis, and Retrieval system maintained by the SEC.

“Effective Date” means the date upon which the conditions precedent set forth in Section 10 shall have been satisfied.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any corporation or trade or business that, together with Seller or Guarantor is treated as a single employer under Section 414(b) or (c) of the Code or solely for purposes of Section 302 of ERISA and Section 412 of the Code is treated as single employer described in Section 414 of the Code.

“Escrow Instruction Letter” means the Escrow Instruction Letter from Underlying Repurchase Counterparty to the Settlement Agent, in the form of Exhibit I hereto, as the same may be modified, supplemented and in effect from time to time.

“Escrow Payments” means, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“ETA Repledgee Information Notice” means the repledgee information notice delivered pursuant to the applicable Underlying Electronic Tracking Agreement.

“Event of Default” has the meaning specified in Section 15 hereof.

“Event of Termination” means with respect to Underlying Repurchase Counterparty, Seller or Guarantor (as applicable) (a) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified with 30 days of the occurrence of such event, or (b) the withdrawal of Underlying Repurchase Counterparty, Seller, Guarantor or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (c) the failure by Underlying Repurchase

Counterparty, Seller, Guarantor or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code (or Section 430 (j) of the Code as amended by the Pension Protection Act) or Section 302(e) of ERISA (or Section 303 (j) of ERISA, as amended by the Pension Protection Act), or (d) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by Underlying Repurchase Counterparty, Seller, Guarantor or any ERISA Affiliate thereof to terminate any plan, or (e) the failure to meet requirements of Section 436 of the Code resulting in the loss of qualified status under Section 401(a)(29) of the Code, or (f) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (g) the receipt by Underlying Repurchase Counterparty, Seller, Guarantor or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (f) has been taken by the PBGC with respect to such Multiemployer Plan, or (h) any event or circumstance exists which may reasonably be expected to constitute grounds for Underlying Repurchase Counterparty, Seller, Guarantor or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412 (b) or 430 (k) of the Code with respect to any Plan.

“Exception Mortgage Loan” means any Mortgage Loan which is otherwise ineligible for purchase hereunder, or which otherwise becomes ineligible for purchase hereunder and which is approved by Buyer in its sole discretion.  Buyer’s approval of a Mortgage Loan as an Exception Mortgage Loan shall expire on the earlier of (a) the date set forth by the Buyer in the written notice that such Mortgage Loan is approved as an Exception Mortgage Loan (an “Exception Notice”) or (b) the occurrence of any additional event, other than that set forth in the Exception Notice, which would cause the Mortgage Loan to become ineligible for purchase hereunder.  The Pricing Rate, Market Value, Purchase Price and Asset Value with respect to Exception Mortgage Loans shall be set in the sole discretion of Buyer.  Buyer may at any time, and in its sole discretion, no longer consider a Mortgage Loan an Exception Mortgage Loan, in which case such Mortgage Loan shall have a Market Value of zero.

“Existing Indebtedness” has the meaning specified in Section 13(a)(23) hereof.

“Fannie Mae” means the Federal National Mortgage Association or any successor thereto.

“FHA” means the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

“FHA Approved Mortgagee” means a corporation or institution approved as a mortgagee by the FHA under the National Housing Act, as amended from time to time, and applicable FHA Regulations, and eligible to own and service mortgage loans such as the FHA Loans.

“FHA Loan” means a Mortgage Loan which is the subject of an FHA Mortgage Insurance Contract.

“FHA Mortgage Insurance” means, mortgage insurance authorized under the National Housing Act, as amended from time to time, and provided by the FHA.

“FHA Mortgage Insurance Contract” means the contractual obligation of the FHA respecting the insurance of a Mortgage Loan.

“FHA Regulations” means the regulations promulgated by the Department of Housing and Urban Development under the National Housing Act, as amended from time to time and codified in 24 Code of Federal Regulations, and other Department of Housing and Urban Development issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.

“FICO” means Fair Isaac & Co., or any successor thereto.

“Fidelity Insurance” shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Seller’s regulators.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation or any successor thereto.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America and applied on a consistent basis.

“GNMA” means the Government National Mortgage Association and any successor thereto.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over Underlying Repurchase Counterparty, Seller, Guarantor or Buyer, as applicable.

“Governmental Event” means (i) Seller’s or Underlying Repurchase Counterparty’s (as applicable) failure to obtain licensing from any Governmental Authority where it is required to be licensed and such failure to be licensed and requirement to be licensed continue for 30 days following notice to or knowledge thereof by Seller or Underlying Repurchase Counterparty, (ii) the imposition of material sanctions on Seller or Underlying Repurchase Counterparty from any Governmental Authority, or (iii) any material dispute, litigation, investigation, proceeding or suspension between Seller or Underlying Repurchase Counterparty (as applicable) and any Governmental Authority or any Person.

“Gross Margin” means, with respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (a) endorsements for collection or deposit in the ordinary course of business, or (b) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgaged Property, to the extent required by Buyer.  The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.  The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” means PennyMac Mortgage Investment Trust, in its capacity as guarantor under the Guaranty.

“Guaranty” means the guaranty of the Guarantor dated as of the date hereof as the same may be amended from time to time, pursuant to which Guarantor fully and unconditionally guarantees the obligations of the Seller hereunder.

“High Cost Mortgage Loan” means a Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 or (b) a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

“Income” means with respect to any Purchased Mortgage Loan at any time until repurchased by the Seller, any principal received thereon or in respect thereof and all interest, dividends or other distributions thereon.

“Indebtedness” means, for any Person: at any time, and only to the extent outstanding at such time: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements, including, without limitation, any Indebtedness arising hereunder; (g) Indebtedness of others

Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) Indebtedness of general partnerships of which such Person is a general partner and (j) with respect to clauses (a)-(i) above both on and off balance sheet.

“Index” means, with respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the applicable Mortgage Interest Rate.

“Interest Only Adjustment Date” means, with respect to each Interest Only Loan, the date, specified in the related Mortgage Note on which the Monthly Payment will be adjusted to include principal as well as interest.

“Interest Only Loan” means a Mortgage Loan which only requires payments of interest for a period of time specified in the related Mortgage Note.

“Interest Rate Adjustment Date” means the date on which an adjustment to the Mortgage Interest Rate with respect to each Mortgage Loan becomes effective.

“Lien” means any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Loan to Value Ratio” or “LTV” means with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of such Mortgage Loan to the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within 12 months of the origination of such Mortgage Loan, the purchase price of the Mortgaged Property.

“Margin Call” has the meaning specified in Section 6(a) hereof.

“Margin Deadline” has the meaning specified in Section 6(b) hereof.

“Margin Deficit” has the meaning specified in Section 6(a) hereof.

“Market Value” has the meaning assigned to such term in the Pricing Side Letter.

“Material Adverse Effect” means, as applicable, (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of, as applicable (i) Underlying Repurchase Counterparty, or (ii) Seller, Guarantor or any Affiliate that is a party to any Program Agreement taken as a whole; (b) a material impairment of the ability of Seller, Guarantor or any Affiliate that is a party to any Program Agreement to perform under any Program Agreement and to avoid any event of default; (c) a material impairment of the ability of Underlying Repurchase Counterparty to perform under Underlying Repurchase Documents and to avoid any event of default thereunder; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability of, as applicable, (i) any Program Agreement against Seller, Guarantor or any Affiliate that is a party to any Program Agreement or (ii) against Underlying Repurchase Counterparty that is a party to any Underlying Repurchase Documents, in each case as determined by the Buyer in its sole good faith discretion.

“Maximum Purchase Price” has the meaning assigned to such term in the Pricing Side Letter.

“MERS” means Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS Identification Number” means the mortgage identification number for any Mortgage Loan registered with MERS on the MERS® System.

“MERS® System” means the system of recording transfers of mortgages electronically maintained by MERS.

“Monthly Payment” means the scheduled monthly payment of principal and/or interest on a Mortgage Loan.

“Monthly Summary Report” means the report comprised of a “scorecard” and a “report card” in form and substance mutually agreed upon by Buyer and Seller, together with such other documents as mutually agreed upon by Buyer and Seller, with respect to each of Seller’s customers.

“Moody’s” means Moody’s Investors Service, Inc. or any successors thereto.

“Mortgage” means each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a lien on real property and other property and rights incidental thereto.

“Mortgage File” means, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan and set forth in an exhibit to the applicable Custodial Agreement.

“Mortgage Interest Rate” means the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

“Mortgage Interest Rate Cap” means, with respect to an adjustable rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

“Mortgage Loan” means any closed Conforming Mortgage Loan, FHA Loan, VA Loan or Conforming High LTV Loan, which is a fixed or floating-rate, one-to-four-family residential mortgage loan evidenced by a promissory note and secured by a first lien mortgage, which satisfies the requirements set forth in the Underwriting Guidelines and Section 13.b hereof; provided, however, that, except with respect to Conforming High LTV Loans and as expressly approved in writing by Buyer, Mortgage Loans shall not include any “high-LTV” loans (i.e., a mortgage loan having a loan-to-value ratio in excess of (a) with respect to FHA

Loans or VA Loans, 97%, (b) with respect to Conforming Mortgage Loans, 95% (provided that Conforming Mortgage Loans, other than Conforming High LTV Loans, with an LTV of 80% or higher must be covered by primary mortgage insurance) or (c) such lower percentage set forth in the Underwriting Guidelines).

“Mortgage Loan Documents” means the documents in the related Mortgage File to be delivered to the Custodian.

“Mortgage Loan Schedule” means with respect to any Transaction as of any date, a mortgage loan schedule in the form of either (a)  Exhibit B attached hereto or (b) a computer tape or other electronic medium generated by Seller, and delivered to Buyer and Custodian, which provides information (including, without limitation, the information set forth on Exhibit B attached hereto) relating to the Purchased Mortgage Loans in a format acceptable to Buyer.

“Mortgage Note” means the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” means the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” means the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Income” means, for any period and any Person, the net income of such Person for such period as determined in accordance with GAAP.

“Net Worth” means, with respect to any Person, an amount equal to, on a consolidated basis, such Person’s stockholder equity (determined in accordance with GAAP).

“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Non-Performing Mortgage Loan” means (a) any Mortgage Loan for which any payment of principal or interest is more than thirty (30) days past due, (b) any Mortgage Loan with respect to which the related Mortgagor is in bankruptcy or (c) any Mortgage Loan with respect to which the related Mortgaged Property is in foreclosure.

“Obligations” means (a) all of Seller’s indebtedness, obligations to pay the Repurchase Price on the Repurchase Date, the Price Differential on each Price Differential Payment Date, and other obligations and liabilities, to Buyer, its Affiliates or Custodian arising under, or in connection with, the Program Agreements, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer in order to preserve any Purchased Mortgage Loan or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Mortgage Loan, or of any exercise by Buyer of its rights under the Program Agreements, including, without limitation, attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Buyer or Custodian or both pursuant to the Program Agreements.

“OFAC” has the meaning set forth in Section 13(a)(27) hereof.

“Officer’s Compliance Certificate” has the meaning assigned to such term in the Pricing Side Letter.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Protection Act” means the Pension Protection Act of 2006.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

“Power of Attorney” has the meaning specified in Section 28 hereto.

“Post Default Rate” has the meaning assigned to such term in the Pricing Side Letter.

“Price Differential” means with respect to any Transaction as of any date of determination, an amount equal to the product of (a) the Pricing Rate for such Transaction and (b) the Purchase Price for such Transaction, calculated daily on the basis of a 360-day year for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date.

“Price Differential Payment Date” means, with respect to a Purchased Mortgage Loan, the 5th day of the month following the related Purchase Date and each succeeding 5th day of the month thereafter; provided, that, with respect to such Purchased Mortgage Loan, the final Price Differential Payment Date shall be the related Repurchase Date; and provided, further, that if any such day is not a Business Day, the Price Differential Payment Date shall be the next succeeding Business Day.

“Pricing Rate” has the meaning assigned to such term in the Pricing Side Letter.

“Pricing Side Letter” means the letter agreement dated as of the date hereof, among Buyer, Seller and the Guarantor as the same may be amended from time to time.

“Program Agreements” means, collectively, this Agreement, the Pricing Side Letter, the Guaranty, each Custodial Agreement, each Underlying Electronic Tracking Agreement for each Underlying Repurchase Counterparty, the Power of Attorney, the Servicing Agreement, if any, the Servicer Notice or the Servicer Notice and Pledge, as applicable, the Custodial Repledgee Information Notices, the ETA Repledgee Information Notices, and, with respect to each Exception Mortgage Loan, a Purchase Confirmation.

“Prohibited Person” has the meaning set forth in Section 13(a)(27) hereof.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Confirmation” means, with respect to an Exception Mortgage Loan, a confirmation of a Transaction, in the form attached as Exhibit A hereto.

“Purchase Date” means the date on which Purchased Mortgage Loans are to be transferred by Seller to Buyer.

“Purchase Price” means the price at which each Purchased Mortgage Loan is transferred by Seller to Buyer, which shall equal:

(a) on the Purchase Date, the applicable Purchase Price Percentage multiplied by the lesser of either: (x) the Market Value of such Purchased Mortgage Loan or (y) the outstanding principal amount thereof as set forth on the related Mortgage Loan Schedule;

(b) on any day after the Purchase Date, except where Buyer and the Seller agree otherwise, the amount determined under the immediately preceding clause (a) decreased by the amount of any cash transferred by the Seller to Buyer pursuant to Section 6 hereof or applied to reduce the Seller’s obligations under Section 4(b)(ii) or Section 4(c) hereof.

“Purchase Price Percentage” has the meaning assigned to such term in the Pricing Side Letter.

“Purchased Mortgage Loans” means the collective reference to Mortgage Loans together with the Repurchase Assets related to such Mortgage Loans transferred by Seller to Buyer in a Transaction hereunder, listed on the related Mortgage Loan Schedule identified in the Transaction Request and uploaded to the Buyer’s file transfer protocol website, and which such Mortgage Loans the Custodian has been or will be instructed to hold for the benefit of Buyer pursuant to the applicable Custodial Agreement.

“Qualified Insurer” means an insurance company duly authorized and licensed where required by law to transact insurance business and approved as an insurer by Fannie Mae or Freddie Mac.

“Qualified Originator” means an originator of Mortgage Loans which is acceptable under the Underwriting Guidelines.

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller, Servicer, Guarantor, Custodian, Underlying Repurchase Counterparty, or any other person or entity with respect to a Purchased Mortgage Loan.  Records shall include the Mortgage Notes, any Mortgages, the Mortgage Files, the credit files related to the Purchased Mortgage Loan and any other instruments necessary to document or service a Mortgage Loan.

“REIT” means a real estate investment trust, as defined in Section 856 of the Code.

“REO Property” means real property acquired by Seller, including a Mortgaged Property acquired through foreclosure of a Mortgage Loan or by deed in lieu of such foreclosure.

“Reporting Date” means the 5th day of each month or, if such day is not a Business Day, the next succeeding Business Day.

“Repurchase Assets” has the meaning assigned thereto in Section 8 hereof.

“Repurchase Date” means the earliest of (a) the Termination Date, (b) the date set forth in the applicable Purchase Confirmation with respect to an Exception Mortgage Loan, (c) the date determined by application of Section 16 hereof, (d) the date that is one year from the Purchase Date and if such date is not a Business Day, the immediately preceding Business Day, or (e) any other date requested by Seller upon one (1) Business Day’s prior written notice subject to Section 4 hereof.

“Repurchase Price” means the price at which Purchased Mortgage Loans are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the accrued but unpaid Price Differential as of the date of such determination.

“Request for Certification” means a notice sent to the Custodian reflecting the sale of one or more Purchased Mortgage Loans to Buyer hereunder.

“Requirement of Law” means, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator, a court or other governmental authority, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person.  The Responsible Officers of Seller as of the date hereof are listed on Schedule 2 hereto.

“S&P” means Standard & Poor’s Ratings Services, or any successor thereto.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Seller” means PennyMac Operating Partnership, L.P. or its permitted successors and assigns.

“Servicer” means PennyMac Loan Services, LLC or any other servicer approved by Buyer in its sole discretion.

“Servicer Notice” means the notice to the Servicer, which Servicer shall be a third party other than an Underlying Repurchase Counterparty or Seller, substantially in the form of Exhibit K hereto.

“Servicer Notice and Pledge” means the notice to and pledge by the Servicer if the Servicer is an affiliate of the Seller substantially in the form of Exhibit J hereto.

“Servicing Agreement” means any servicing agreement approved by Buyer in writing.

“Servicing Rights” means rights of any Person to administer, service or subservice, the Purchased Mortgage Loans or to possess related Records.

“Settlement Agent” means, with respect to any Transaction the subject of which is a Wet-Ink Mortgage Loan, the entity approved by Buyer, in its sole good-faith discretion, which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet-Ink Mortgage Loan is being originated.  A Settlement Agent is deemed approved unless Buyer notifies Seller otherwise at any time electronically or in writing.

“SIPA” means the Securities Investor Protection Act of 1970, as amended from time to time.

“Subordinated Debt” means, Indebtedness of Seller which is (a) unsecured, (b) no part of the principal of such Indebtedness is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date which is one year following the Termination Date and (c) the payment of the principal of and interest on such Indebtedness and other obligations of Seller in respect of such Indebtedness are subordinated to the prior payment in full of the principal of and interest (including post-petition obligations) on the Transactions and all other obligations and liabilities of Seller to Buyer hereunder on terms and conditions approved in writing by Buyer and all other terms and conditions of which are satisfactory in form and substance to Buyer.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Take-out Commitment” means a commitment of Underlying Repurchase Counterparty to either (a) sell one or more identified Mortgage Loans to a Take-out Investor or

(b) (i) swap one or more identified Mortgage Loans with a Take-out Investor that is an Agency for an Agency Security, and (ii) sell the related Agency Security to a Take-out Investor, and in each case, the corresponding Take-out Investor’s commitment back to Underlying Repurchase Counterparty to effectuate any of the foregoing, as applicable. With respect to any Take-out Commitment with an Agency, the applicable agency documents list Buyer as the subscriber to the Agency Security and such Agency Security is delivered to an account specified by Buyer.

“Take-out Investor”  means (a) an Agency, (b) PennyMac Corp. or (c) any other institution which has made a Take-out Commitment and has been approved by Buyer.

“Termination Date” means the earlier of (a) September 27, 2013, and (b) the date of the occurrence of an Event of Default.

“Test Period” means any one fiscal quarter.

“Transaction” has the meaning set forth in Section 1 hereof.

“Transaction Request” means a request via email from Seller to Buyer notifying Buyer that Seller wishes to enter into a Transaction hereunder that indicates that it is a Transaction Request under this Agreement.

“Trust Receipt” means, with respect to any Transaction as of any date, a receipt in the form attached as an exhibit to the applicable Custodial Agreement, which shall be issued and delivered to Buyer in its capacity as repledgee pursuant to the applicable Custodial Agreement.

“Underlying Electronic Tracking Agreement” means, to the extent applicable, each Electronic Tracking Agreement among an Underlying Repurchase Counterparty, Seller, MERS and MERSCORP Holdings, Inc., as the same may be amended from time to time, together with the related ETA Repledgee Information Notice executed by Seller, MERS, MERSCORP Holdings, Inc. and Buyer.

“Underlying Interest Rate Protection Agreement” means, with respect to any or all of the Purchased Mortgage Loans, any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Underlying Repurchase Counterparty.

“Underlying Repurchase Counterparty” means the counterparty to an Underlying Repurchase Transaction, who has previously been approved by Buyer in writing in its sole discretion in accordance with the provisions of Section 37 hereof, that has sold, or concurrently with a purchase of a Mortgage Loan by Buyer hereunder, will sell, such Mortgage Loan to Seller.

“Underlying Repurchase Documents” means the repurchase agreement, pricing letter, the applicable Custodial Agreement, the applicable Underlying Electronic Tracking Agreement, confirmations and all documents ancillary thereto that evidence an Underlying Repurchase Transaction in the form and substance approved by Buyer in writing in its sole discretion with any material modifications approved by Buyer in writing in its sole discretion (excluding provisions related to the price or pricing rate of such Underlying Repurchase Transactions, which shall not be subject to Buyer review or approval).

“Underlying Repurchase Transaction” means a transaction between Seller and an Underlying Repurchase Counterparty whereby the Underlying Repurchase Counterparty sells one or more Mortgage Loans to Seller against the transfer of funds by Seller, with the simultaneous agreement by Seller to transfer to such Underlying Repurchase Counterparty such Mortgage Loans at a date certain against the transfer of funds by such Underlying Repurchase Counterparty, which Mortgage Loans are concurrently or consecutively purchased by Buyer hereunder.

“Underwriting Guidelines” means, as applicable, the Fannie Mae Single-Family Selling and Servicing Guide, the Freddie Mac Single-Family Seller/Servicer Guide, FHA Underwriting Guidelines or VA Underwriting Guidelines and such other guidelines as are identified and approved in writing by Buyer.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

“VA” means the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

“VA Approved Lender” means a lender which is approved by the VA to act as a lender in connection with the origination of VA Loans.

“VA Loan” means a Mortgage Loan which is subject of a VA Loan Guaranty Agreement as evidenced by a loan guaranty certificate, or a Mortgage Loan which is a vendor loan sold by the VA.

“VA Loan Guaranty Agreement” means the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, as amended.

“Violation Deadline” has the meaning assigned thereto in Section 4(c) hereof.

“Warehouse Facility” means a mortgage loan warehouse facility, warehouse line of credit (including both on and off balance sheet facilities), and any other such facility with terms and conditions similar to the terms and conditions of this Agreement and the purpose of which is to fund the origination and/or purchase of newly originated Mortgage Loans pending sale or securitization.

“Wet-Ink Documents” means, with respect to any Wet-Ink Mortgage Loan, the (a) Transaction Request and (b) the Mortgage Loan Schedule.

“Wet-Ink Mortgage Loan” means a Mortgage Loan which Seller is selling to Buyer simultaneously with the origination thereof.

3.              Program; Initiation of Transactions

a.               From time to time, Buyer will purchase from Seller certain Mortgage Loans that have been originated or acquired by Seller from an Underlying Repurchase Counterparty pursuant to an Underlying Repurchase Transaction.  This Agreement is a commitment by Buyer to enter into Transactions with Seller up to an aggregate amount equal to the Maximum Purchase Price.  This Agreement is not a commitment by Buyer to enter into Transactions with Seller for amounts exceeding the Maximum Purchase Price, but rather, sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with Seller.  Seller hereby acknowledges that, beyond the Maximum Purchase Price, Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Agreement.  All Purchased Mortgage Loans shall exceed or meet the Underwriting Guidelines, and shall be serviced by a Servicer.  The aggregate Purchase Price of Purchased Mortgage Loans subject to outstanding Transactions shall not exceed the Maximum Purchase Price.

b.              Seller shall request that Buyer enter into a Transaction by delivering (i) to Buyer, a Transaction Request on or before 3:00 p.m. (New York City time) on the Purchase Date for Transactions involving Wet-Ink Mortgage Loans and one (1) Business Day prior to the proposed Purchase Date for Transactions involving all Mortgage Loans other than Wet-Ink Mortgage Loans, and (ii) to Buyer and Custodian a Request for Certification and related Mortgage Loan Schedule, in accordance with the applicable Custodial Agreement. In the event the Mortgage Loan Schedule provided by Seller contains erroneous computer data, is not formatted properly or the computer fields are otherwise improperly aligned, Buyer shall provide written or electronic notice to Seller describing such error and Seller shall correct the computer data, reformat or properly align the computer fields itself and resubmit the Mortgage Loan Schedule as required herein.

c.               With respect to each Exception Mortgage Loan, upon receipt of the Transaction Request, Buyer shall, consistent with this Agreement, specify the terms for such proposed Transaction, including the Purchase Price, the Pricing Rate, the Market Value and the Repurchase Date in respect of such Transaction.  The terms thereof shall be set forth in the Purchase Confirmation to be delivered to Seller on or prior to the Purchase Date.

d.              With respect to each Exception Mortgage Loan, the Purchase Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Seller with respect to the Transaction to which the Purchase Confirmation relates, and Seller’s acceptance of the related proceeds shall constitute Seller’s agreement to the terms of such Purchase Confirmation.  It is the intention of the parties that, with respect to each Exception Mortgage Loan, each Purchase Confirmation shall not be separate from this Agreement but shall be made a part of this Agreement.  In the event of any conflict between this Agreement and, with respect to each Exception Mortgage Loan, a Purchase

Confirmation, the terms of the Purchase Confirmation shall control with respect to the related Transaction.

e.               Upon the satisfaction of the applicable conditions precedent set forth in Section 10 hereof, all of Seller’s interest in the Repurchase Assets shall pass to Buyer on the Purchase Date, against the transfer of the Purchase Price to Seller.  Upon transfer of the Mortgage Loans to Buyer as set forth in this Section and until termination of any related Transactions as set forth in Sections 4 or 16 of this Agreement, ownership of each Mortgage Loan, including each document in the related Mortgage File and Records, is vested in Buyer; provided that, prior to the recordation by the Custodian as provided for in the applicable Custodial Agreement record title in the name of Underlying Repurchase Counterparty to each Mortgage shall be retained by Underlying Repurchase Counterparty in trust, for the benefit of Buyer, for the sole purpose of facilitating the supervision of the servicing of the Mortgage Loans.  For the avoidance of doubt, with respect to the Wet-Ink Mortgage Loans, the Purchase Price shall be remitted directly to the Settlement Agent.

f.                 With respect to Mortgage Loans that are not Wet-Ink Mortgage Loans, Seller shall cause the delivery of the Mortgage File to the Custodian, as more particularly set forth in the applicable Custodial Agreement.

g.              With respect to each Wet-Ink Mortgage Loan, by no later than the seventh (7th) Business Day following the applicable Purchase Date, Seller shall cause the related Settlement Agent to deliver to the Custodian the remaining documents in the Mortgage File, as more particularly set forth in the applicable Custodial Agreement.

4.              Repurchase

a.               Seller shall repurchase the related Purchased Mortgage Loans from Buyer on each related Repurchase Date.  Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Mortgage Loan (but liquidation or foreclosure proceeds received by Buyer shall be applied to reduce the Repurchase Price for such Purchased Mortgage Loan on each Price Differential Payment Date except as otherwise provided herein).  Seller is obligated to repurchase and take physical possession of the Purchased Mortgage Loans from Buyer or its designee (including the Custodian) at Seller’s expense on the related Repurchase Date.

b.              Provided that no Default shall have occurred and is continuing, and Buyer has received the related Repurchase Price upon repurchase of the Purchased Mortgage Loans, Buyer agrees to release its ownership interest hereunder in the Purchased Mortgage Loans (including, the Repurchase Assets related thereto) at the request of Seller.  The Purchased Mortgage Loans (including the Repurchase Assets related thereto) shall be delivered to Seller free and clear of any lien, encumbrance or claim. With respect to payments in full by the related Mortgagor of a Purchased Mortgage Loan, Seller agrees to (i) provide Buyer with a copy of a report from the related Servicer indicating that such Purchased Mortgage Loan has been paid in full, (ii) remit to Buyer, within two (2) Business Days, the Repurchase Price with respect to such Purchased Mortgage Loan and (iii) provide Buyer a notice specifying each Purchased Mortgage Loan that has been prepaid in full.  Buyer agrees to release its ownership interest in Purchased Mortgage Loans which have been prepaid in full after receipt of evidence of compliance with clauses (i) through (iii) of the immediately preceding sentence.

c.               In the event that at any time any Purchased Mortgage Loan violates the applicable sublimit set forth in the definition of Market Value, Buyer may, in its sole discretion, redesignate such Mortgage Loan as an Exception Mortgage Loan.  If Buyer does not redesignate such Mortgage Loan as an Exception Mortgage Loan, and if Seller fails to notify Buyer within five (5) Business Days following notice or knowledge of such violation that Seller does not want to receive a bid for such Mortgage Loan as described below, Buyer or an Affiliate of Buyer may offer to terminate Seller’s right and obligation to repurchase such Mortgage Loan by paying Seller a price to be set by Buyer in its sole discretion (a “Bid”). Seller, within one (1) Business Day of receipt of Buyer’s bid (the “Violation Deadline”) may, in its sole discretion, either (i) accept Buyer’s bid, terminating Seller’s right and obligation to repurchase such Mortgage Loan under this Agreement or (ii) immediately repurchase the Mortgage Loan at the Repurchase Price in accordance with this Section 4.  Any amount paid by Buyer or its Affiliate to terminate Seller’s right and obligation to repurchase a Purchased Mortgage Loan if a Bid is accepted pursuant to this Section shall be applied by Buyer toward the outstanding Repurchase Price for the applicable Transaction.

5.              Price Differential.

a.               On each Business Day that a Transaction is outstanding, the Pricing Rate shall be reset and, unless otherwise agreed, the accrued and unpaid Price Differential shall be settled in cash on each related Price Differential Payment Date.  Two (2) Business Days prior to the Price Differential Payment Date, Buyer shall give Seller written or electronic notice of the amount of the Price Differential due on such Price Differential Payment Date.  On the Price Differential Payment Date, Seller shall pay to Buyer the Price Differential for such Price Differential Payment Date (along with any other amounts to be paid pursuant to Sections 7 and 34 hereof), by wire transfer in immediately available funds.

b.              If Seller fails to pay all or part of the Price Differential by 3:00 p.m. (New York City time) on the related Price Differential Payment Date, with respect to any Purchased Mortgage Loan, Seller shall be obligated to pay to Buyer (in addition to, and together with, the amount of such Price Differential) interest on the unpaid Repurchase Price at a rate per annum equal to the Post Default Rate until the Price Differential is received in full by Buyer.

c.               Seller may remit to Buyer funds in an amount up to the outstanding Purchase Price of the Purchased Mortgage Loans, to be held as unsegregated cash margin and collateral for all Obligations under this Agreement (such amount, to the extent not applied to Obligations under this Agreement, the “Buydown Amount”).  The Buydown Amount shall be used by Buyer in order to calculate the aggregate Price Differential, which will accrue on the aggregate Purchase Price then outstanding minus the Buydown Amount, applied to Transactions involving the lowest Pricing Rate.  The Seller shall be entitled to request a drawdown of the Buydown Amount or remit additional funds to be added to the Buydown Amount no more than one time per week.  Without limiting the generality of the foregoing, in the event that a Margin Call or other Default exists, the Buyer shall be entitled to use any or all of the Buydown Amount to cure such circumstance or otherwise exercise remedies available to the Buyer without prior notice to, or consent from, the Seller.  Within two (2) Business Days’ receipt of written request from Seller, and provided no Margin Call or other Default exists, Buyer shall remit any portion of such Buydown Amount back to Seller.

6.              Margin Maintenance

a.               If at any time the outstanding Purchase Price of any Purchased Mortgage Loan subject to a Transaction is greater than the Asset Value of such Purchased Mortgage Loan subject to a Transaction (a “Margin Deficit”), then Buyer may by notice to Seller require Seller to transfer to Buyer cash in an amount at least equal to the Margin Deficit (such requirement, a “Margin Call”) .

b.              Notice delivered pursuant to Section 6(a) may be given by any written or electronic means.  With respect to all Margin Calls, any notice given before 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on such Business Day; notice given after 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the following Business Day (the foregoing time requirements for satisfaction of a Margin Call are referred to as the “Margin Deadlines”).  The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date.  Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

c.               In the event that a Margin Deficit exists with respect to any Purchased Mortgage Loan, Buyer may retain any funds received by it to which the Seller would otherwise be entitled hereunder, which funds (i) shall be held by Buyer against the related Margin Deficit and (ii) may be applied by Buyer against the Repurchase Price of any Purchased Mortgage Loan for which the related Margin Deficit remains otherwise unsatisfied.  Notwithstanding the foregoing, the Buyer retains the right, in its sole discretion, to make a Margin Call in accordance with the provisions of this Section 6.

7.              Income Payments

a.               If Income is paid in respect of any Purchased Mortgage Loan during the term of a Transaction, such Income shall be the property of Buyer.  Upon an Event of Default, Seller shall cause Servicer and any Underlying Repurchase Counterparty to deposit all Income to the account set forth in Section 9, upon receipt thereof, in accordance with Section 12(c) hereof.

b.              Provided no Event of Default has occurred and is continuing, on each Price Differential Payment Date, Seller shall remit to Buyer an amount equal to the Price Differential out of the interest portion of the Income paid in respect to the Purchased Mortgage Loans for the preceding month in accordance with Section 5 of this Agreement.  Provided no Event of Default has occurred and is continuing, upon termination of any Transaction or portion thereof, Servicer shall retain from the Income relating thereto any servicing fee and other amounts due under any Servicing Agreement and remit all remaining amounts as follows:

(1)          first, to Buyer in payment of any accrued and unpaid Price Differential, to the extent not paid by Seller to Buyer pursuant to Section 5;

(2)          second, without limiting the rights of Buyer under Section 6 of this Agreement, to Buyer, in the amount of any unpaid Margin Deficit;

(3)          third, to Buyer in reduction of the Repurchase Price of the Purchased Mortgage Loans, an amount equal to the full or partial prepayments of principal received on or with respect to such Purchased Mortgage Loans;

(4)          fourth, to the payment of all other costs and fees payable to Buyer pursuant to this Agreement; and

(5)          fifth, to Seller, any remaining amounts.

c.               Notwithstanding any provision to the contrary in this Section 7, within two (2) Business Days of receipt by Seller or Underlying Repurchase Counterparty of any prepayment of principal in full, with respect to a Purchased Mortgage Loan, Seller shall remit or cause to be remitted such amount to Buyer and Buyer shall immediately apply any such amount received by Buyer to reduce the amount of the Repurchase Price due upon termination of the related Transaction.

8.              Security Interest

a.               On each Purchase Date, Seller hereby sells, assigns and conveys all of Seller’s rights and interest in the Purchased Mortgage Loans identified on the related Mortgage Loan Schedule.  Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such

Transactions are deemed to be loans, and in any event, Seller hereby pledges to Buyer as security for the performance by Seller of the Obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in the Purchased Mortgage Loans, any Agency Security or right to receive such Agency Security when issued to the extent backed by any of the Purchased Mortgage Loans, the Records, and all related Servicing Rights, the Program Agreements (to the extent such Program Agreements and Seller’s right thereunder relate to the Purchased Mortgage Loans), any related Take-out Commitments, any Property relating to the Purchased Mortgage Loans, all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or the related Mortgaged Property, including, but not limited to, any payments or proceeds under any related primary insurance, hazard insurance and FHA Mortgage Insurance Contracts and VA Loan Guaranty Agreements (if any), Income, the Buydown Amount and any account to which such amount is deposited, Underlying Interest Rate Protection Agreements to the extent of the Purchased Mortgage Loans protected thereby, accounts (including any interest of Seller in escrow accounts) related to the Purchased Mortgage Loans, and any other contract rights, instruments, accounts, payments, rights to payment (including payments of interest or finance charges), general intangibles and other assets relating to the Purchased Mortgage Loans (including, without limitation, any other accounts) or any interest in the Purchased Mortgage Loans (excluding any rights and interests in or under the Underlying Repurchase Documents and the Underlying Repurchase Documents themselves), and any proceeds (including the related securitization proceeds) and distributions with respect to any of the foregoing and any other property, rights, title or interests as are specified on a Transaction Request and/or Trust Receipt, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”).

b.              Reserved.

c.               The Seller and Guarantor each acknowledge that neither of them, nor any Underlying Repurchase Counterparty has rights to service the Purchased Mortgage Loans but only has rights as a party to any Servicing Agreement.  Without limiting the generality of the foregoing and in the event that the Seller or Guarantor are deemed to retain any residual Servicing Rights, and for the avoidance of doubt, each of Seller and Guarantor grants, assigns and pledges to Buyer a security interest in the Servicing Rights and proceeds related thereto and in all instances, whether now owned or hereafter acquired, now existing or hereafter created.

d.              The foregoing provisions (a) and (c) are intended to constitute a security agreement or other arrangement or other credit enhancement related to this Agreement and Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

e.               Seller agrees to execute, deliver and/or file such documents and perform such acts as may be reasonably necessary to fully perfect Buyer’s security interest created hereby.  Furthermore, the Seller hereby authorizes the Buyer to file financing statements relating to the Repurchase Assets, as the Buyer, at its option, may deem appropriate.  The Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 8.

f.                 Seller acknowledges and agrees that its rights with respect to the Repurchase Assets (including without limitation its security interest in the Purchased Mortgage Loans and any other collateral purchased by Seller in an Underlying Repurchase Transaction and in which a security interest is granted to Buyer pursuant to this Section 8) are and shall continue to be at all times junior and subordinate to the rights of Buyer under this Agreement. Seller agrees that it will provide notice of any action it takes with respect to the Repurchase Assets at any time any such Repurchase Assets are owned by or pledged to Buyer under this Agreement.

9.              Payment and Transfer

Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at the following account maintained by Buyer: Account No. 3091 0312, for the account of CSFB Buyer/PennyMac Operating Partnership, L.P.-Inbound Account, Citibank, ABA No. 021 000 089 or such other account as Buyer shall specify to Seller in writing.  Seller acknowledges that it has no rights of withdrawal from the foregoing account.  All Purchased Mortgage Loans transferred by one party hereto to the other party shall be in the case of a purchase by Buyer in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank and such other documentation as Buyer may reasonably request.  All Purchased Mortgage Loans shall be evidenced by a Trust Receipt.  Any Repurchase Price received by Buyer after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day.

10.       Conditions Precedent

a.               Initial Transaction.  As conditions precedent to the initial Transaction, Buyer shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to Buyer and duly executed by Seller, Guarantor and each other party thereto, as applicable:

(1)          Program Agreements.  The Program Agreements duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.

(2)          Reserved.

(3)          Security Interest.  Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Mortgage Loans and other Repurchase Assets have been taken, including, without limitation, duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.

(4)          Organizational Documents.  A certificate of the corporate secretary of the Seller, Guarantor and PennyMac GP OP, Inc. substantially in the form of Exhibit F hereto, attaching certified copies of Seller’s certificate of formation and operating agreement, Guarantor’s declaration of trust and Seller’s limited partnership certificate and limited partnership agreement and in each case resolutions approving the Program Agreements and transactions thereunder (either specifically or by general resolution) and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Agreements.

(5)          Good Standing Certificate.  A certified copy of a good standing certificate from the jurisdiction of organization of Seller and Guarantor, dated as of no earlier than the date ten (10) Business Days prior to the Purchase Date with respect to the initial Transaction hereunder.

(6)          Incumbency Certificate.  An incumbency certificate of the corporate secretary of each of Seller and Guarantor, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Program Agreements.

(7)          Opinion of Counsel.  An opinion of Seller’s and Guarantor’s counsel, in form and substance acceptable to Buyer as to (i) general corporate matters, (ii) enforceability, (iii) creation and perfection, (iv) bankruptcy safe harbors and (v) Investment Company Act.

(8)          Reserved.

(9)          Fees.  Payment of any fees due to Buyer hereunder.

(10)    Insurance.  Evidence that Seller has added Buyer as an additional loss payee under the Seller’s Fidelity Insurance.

(11)    Underlying Repurchase Documents. Form of Underlying Repurchase Documents.

b.              All Transactions.  The obligation of Buyer to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:

(1)          Due Diligence Review.  Without limiting the generality of Section 36 hereof, Buyer shall have completed, to its satisfaction, its due diligence review of the related Mortgage Loans and the applicable Underlying Repurchase Counterparty, Seller, Guarantor and the Servicer.

(2)          Required Documents.

(a)          With respect to each Purchased Mortgage Loan which is not a Wet-Ink Mortgage Loan, the Mortgage File has been delivered to the Custodian in accordance with the applicable Custodial Agreement;

(b)         With respect to each Wet-Ink Mortgage Loan, the Wet-Ink Documents have been delivered to Buyer or Custodian, as the case may be, in accordance with the applicable Custodial Agreement.

(3)          Transaction Documents.  Buyer or its designee shall have received on or before the day of such Transaction (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

(a)          A Transaction Request and Mortgage Loan Schedule delivered by Seller pursuant to Section 3(b) or 3(c) hereof and a Purchase Confirmation with respect to an Exception Mortgage Loan.

(b)         The Request for Certification and the related Mortgage Loan Schedule delivered by Seller, and the Trust Receipt and Custodial Mortgage Loan Schedule delivered by Custodian.

(c)          Such certificates, opinions of counsel or other documents as Buyer may reasonably request.

(4)          No Default.  No Default or Event of Default shall have occurred and be continuing;

(5)          Requirements of Law.  Buyer shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions with a Pricing Rate based on CSCOF.

(6)          Representations and Warranties.  Both immediately prior to the related Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in each Program Agreement shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(7)          Underlying Electronic Tracking Agreement. To the extent Seller is selling Mortgage Loans with respect to an Underlying Repurchase Counterparty which are registered on the MERS® System, Seller shall have delivered (i) an Underlying Electronic Tracking Agreement with the applicable Underlying Repurchase Counterparty, Seller and MERS each as a party, entered into, duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver, (ii) the MERS Identification

Numbers for each Mortgage Loan registered on the MERS® System, and (iii) the ETA Repledgee Information Notice executed by Seller, MERS, MERSCORP Holdings, Inc. and Buyer.

(8)          Material Adverse Change.  None of the following shall have occurred and/or be continuing:

(a)          Credit Suisse AG, New York Branch’s corporate bond rating as calculated by S&P or Moody’s has been lowered or downgraded to a rating below investment grade by S&P or Moody’s;

(b)         an event or events shall have occurred in the good faith determination of Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in Buyer not being able to finance Purchased Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(c)          an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

(d)         there shall have occurred a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under this Agreement.

(9)          Underlying Repurchase Documents.  Seller shall provide a Transaction Request (as defined in the Underlying Repurchase Documents) or other comparable document, which shall reference the applicable Mortgage Loan Schedule which shall describe the Purchased Mortgage Loans. All Underlying Repurchase Documents and any Custodial Repledgee Information Notice or ETA Repledgee Information Notice, applicable to each Purchased Mortgage Loan have been duly executed and delivered by Seller and the Underlying Repurchase Counterparty and any other applicable party and are in form and substance satisfactory to Buyer in all material respects, in its sole discretion.

(10)    Acceptable Underlying Repurchase Transaction.  Such Mortgage Loan is sold to Seller by an Underlying Repurchase Counterparty pursuant to an Acceptable Underlying Repurchase Transaction.

(11)    Escrow Instruction Letter. Evidence that an Escrow Instruction Letter has been delivered by Underlying Repurchase Counterparty to the related Settlement Agent.

11.       Program; Costs

a.               Seller shall pay the fees and expenses of Buyer’s counsel in connection with the original preparation and execution of the Program Agreements.  Seller shall reimburse Buyer for any of Buyer’s reasonable out-of-pocket costs, including due diligence review costs and reasonable attorney’s fees incurred by Buyer in determining the acceptability to Buyer of any Mortgage Loans.  Seller shall also pay, or reimburse Buyer if Buyer shall pay, any termination fee, which may be due any servicer.  Legal fees for any subsequent amendments to this Agreement or related documents shall be borne by Seller.  Seller shall pay ongoing custodial fees and expenses as set forth in each Custodial Agreement, and any other ongoing fees and expenses under any other Program Agreement.

b.              If Buyer determines that, due to the introduction of, any change in, or the compliance by Buyer with (i) any eurocurrency reserve requirement or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to Buyer in engaging in the present or any future Transactions, then Seller agrees to pay to Buyer, from time to time, upon demand by Buyer (with a copy to Custodian) the actual cost of additional amounts as specified by Buyer to compensate Buyer for such increased costs; provided that this Section 11(b) shall only apply to the extent that such increased costs are not reflected in Buyer’s calculation of CSCOF.

c.               With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf, whether or not such person is listed on the certificate delivered pursuant to Section 10(a)(6) hereof.  In each such case, Seller hereby waives the right to dispute Buyer’s record of the terms of the Purchase Confirmation, request or other communication.

d.              Notwithstanding the assignment of the Program Agreements with respect to each Purchased Mortgage Loan to Buyer, Seller agrees and covenants with Buyer to enforce diligently Seller’s rights and remedies set forth in the Program Agreements.

e.               Any payments made by Seller or Guarantor to Buyer shall be free and clear of, and without deduction or withholding for, any taxes; provided, however, that if such payer shall be required by law to deduct or withhold any taxes from any sums payable to Buyer, then such payer shall (A) make such deductions or withholdings and pay such amounts to the relevant authority in accordance with applicable law, (B) pay to Buyer the sum that would have been payable had such deduction or withholding not been made, and (C) at the time Price Differential is paid, pay to Buyer all additional amounts as specified by Buyer to preserve the after-tax yield Buyer would have received if such tax had not been imposed, and otherwise indemnify Buyer for any such taxes imposed.

12.         Servicing

a.               Pursuant to the Servicing Agreement, Seller has contracted with Servicer to service the Mortgage Loans consistent with the degree of skill and care that Seller customarily requires with respect to similar Mortgage Loans owned or managed by it and in accordance with Accepted Servicing Practices.  The Seller and Servicer shall (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Buyer in any Mortgage Loans or any payment thereunder.  Buyer may terminate the servicing of any Mortgage Loan with the then-existing servicer in accordance with Section 12(e) hereof.

b.              Seller shall and shall cause the Servicer to hold or cause to be held all escrow funds collected by Seller and Servicer with respect to any Purchased Mortgage Loans in trust accounts and shall apply the same for the purposes for which such funds were collected.

c.               Seller shall and shall cause the Servicer to deposit all collections received by Servicer on the Purchased Mortgage Loans in the account set forth in Section 9 upon an Event of Default.

d.              Seller shall provide to Buyer a Servicer Notice and Pledge, or in the event that the Servicer is not an Affiliate of Seller, a Servicer Notice, addressed to and agreed to by the Servicer of the related Purchased Mortgage Loans, advising such Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by the Servicer of Buyer’s interest in such Purchased Mortgage Loans and the Servicer’s agreement that upon receipt of notice of an Event of Default from Buyer, it will follow the instructions of Buyer with respect to the Purchased Mortgage Loans and any related Income with respect thereto.

e.               Upon the occurrence and continuation of an Event of Default hereunder, Buyer shall have the right to immediately terminate the Servicer’s right to service the Purchased Mortgage Loans without payment of any penalty or termination fee under the Servicing Agreement.  Seller and the Servicer shall cooperate in transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed by Buyer in its sole discretion.

f.                 If Seller should discover that, for any reason whatsoever, Seller or any entity responsible to Seller for managing or servicing any such Purchased Mortgage Loan has failed to perform fully Seller’s obligations under the Program Agreements or any of the obligations of such entities with respect to the Purchased Mortgage Loans, Seller shall promptly notify Buyer.

g.              Servicer shall service the Purchased Mortgage Loans on behalf of Buyer for ninety (90) day intervals which will automatically terminate if not renewed by

Buyer, which renewal shall be evidenced by delivery of a renewal letter substantially in the form of Exhibit C hereto.

h.              For the avoidance of doubt, the Seller retains no economic rights to the servicing of the Purchased Mortgage Loans; provided that the Seller shall and shall cause the Servicer to continue to service the Purchased Mortgage Loans hereunder as part of the Obligations hereunder.  As such, the Seller expressly acknowledges that the Purchased Mortgage Loans are sold to Buyer on a “servicing released” basis.

13.       Representations and Warranties

a.               Except as otherwise specifically set forth below, each of Seller and Guarantor represents and warrants to Buyer as of the date hereof and as of each Purchase Date for any Transaction that:

(1)          Seller and Guarantor Existence.  Seller has been duly organized and is validly existing as a limited partnership in good standing under the laws of the State of Delaware.  Guarantor has been duly organized and is validly existing as a real estate investment trust in good standing under the laws of the State of Maryland.

(2)          Licenses.  Each of Seller and Guarantor is duly licensed or is otherwise qualified in each jurisdiction in which it transacts business for the business which it conducts and is not in default of any applicable federal, state or local laws, rules and regulations unless, in either instance, the failure to take such action is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect with respect to Seller, Guarantor or any Affiliate.  Each of the Seller and Guarantor has the requisite power and authority, legal right and necessary licenses (including from VA and FHA, if applicable) to originate and purchase Mortgage Loans (as applicable) and to own, sell and grant a lien on all of its right, title and interest in and to the Mortgage Loans, and to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, each Program Agreement and any Transaction Request.

(3)          Power.  Each of Seller and Guarantor has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect with respect to Seller, Guarantor or any Affiliate.

(4)          Due Authorization.  Each of Seller and Guarantor has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Agreements, as applicable.  Each Program Agreement has been (or, in the case of Program Agreements not yet executed, will be) duly authorized, executed and delivered by Seller and

Guarantor, all requisite or other corporate action having been taken, and each is valid, binding and enforceable against Seller and Guarantor in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.

(5)          Financial Statements.  Each of Guarantor and Seller have heretofore furnished to Buyer a copy of (a) its consolidated balance sheets and the consolidated balance sheets of its consolidated Subsidiaries for the fiscal year ended December 31, 2011 and the related consolidated statements of income and retained earnings and of cash flows for it and its consolidated Subsidiaries for such fiscal year, with the opinion thereon of Deloitte & Touche LLP and (b) its consolidated balance sheets and the consolidated balance sheets of its consolidated Subsidiaries for each quarterly fiscal period ended March 31, 2012 and June 30, 2012 and the related consolidated statements of income and retained earnings and of cash flows for it and its consolidated Subsidiaries for such quarterly fiscal periods.  All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of Guarantor, Seller and their consolidated Subsidiaries, as applicable and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP (other than monthly financial statements solely with respect to footnotes, year-end adjustments and cash flow statements) applied on a consistent basis.  Each of Seller and Guarantor has, on the date of the statements delivered pursuant to this Section (the “Statement Date”) no liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Seller except as heretofore disclosed to Buyer in writing.

(6)          Event of Default.  There exists no Event of Default under Section 15(b) hereof, which default gives rise to a right to accelerate indebtedness as referenced in Section 15(b) hereof, under any mortgage, borrowing agreement or other instrument or agreement pertaining to indebtedness for borrowed money or to the repurchase of mortgage loans or securities.

(7)          Solvency.  Each of Seller and Guarantor is solvent and will not be rendered insolvent by any Transaction and, after giving effect to such Transaction, will not be left with an unreasonably small amount of capital with which to engage in its business.  Neither Seller nor Guarantor intend to incur, nor believe that they have incurred, debts beyond their ability to pay such debts as they mature and are not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets.  The amount of consideration being received by Seller upon the sale of the Purchased Mortgage Loans to Buyer constitutes reasonably equivalent value and fair consideration for such Purchased Mortgage Loans.

Seller is not transferring any Purchased Mortgage Loans with any intent to hinder, delay or defraud any of its creditors.

(8)          No Conflicts.  The execution, delivery and performance by each of Seller and Guarantor of each Program Agreement do not conflict with any term or provision of the formation documents or by-laws of Seller or Guarantor or any law, rule, regulation, order, judgment, writ, injunction or decree applicable to Seller or Guarantor of any court, regulatory body, administrative agency or governmental body having jurisdiction over Seller or Guarantor, which conflict would have a Material Adverse Effect with respect to Seller, Guarantor or any Affiliate and will not result in any violation of any such mortgage, instrument, agreement or obligation to which Seller or Guarantor is a party.

(9)          True and Complete Disclosure.  All information, reports, exhibits, schedules, financial statements or certificates of Seller, Guarantor, or any Affiliate thereof or any of their officers furnished or to be furnished to Buyer in connection with the initial or any ongoing due diligence of Seller, Guarantor, or any Affiliate or officer thereof, negotiation, preparation, or delivery of the Program Agreements are true and complete and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.  All financial statements have been prepared in accordance with GAAP (other than monthly financial statements solely with respect to footnotes, year-end adjustments and cash flow statements).

(10)    Approvals.  No consent, approval, authorization or order of, registration or filing with, or notice to any governmental authority or court is required under applicable law in connection with the execution, delivery and performance by Seller or Guarantor of each Program Agreement.

(11)    Litigation.  Except as set forth on Exhibit E, there is no action, proceeding or investigation pending with respect to which either Seller or Guarantor has received service of process or, to the best of Seller’s or Guarantor’s knowledge threatened against it before any court, administrative agency or other tribunal (A) asserting the invalidity of any Program Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated any Program Agreement, (C) making a claim individually in an amount greater than $1,000,000 or in an aggregate amount greater than $5,000,000, (D) which requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder or (E) which might materially and adversely affect the validity of the Mortgage Loans or the performance by it of its obligations under, or the validity or enforceability of any Program Agreement.

(12)    Material Adverse Change.  There has been no material adverse change in the business, operations, financial condition, properties or prospects of Seller, Guarantor or their Affiliates since the date set forth in the most recent financial statements supplied to Buyer as determined by Buyer in its sole good faith discretion.

(13)    Ownership.  Upon payment of the Purchase Price and the filing of the financing statement and delivery of the Mortgage Files to the Custodian and the Custodian’s receipt of the related Request for Certification, Buyer shall become the sole owner of the Purchased Mortgage Loans and related Repurchase Assets, free and clear of all liens and encumbrances.  Seller has not assigned, pledged, or otherwise conveyed or encumbered any Mortgage Loan to any other Person, and immediately prior to the sale and backup pledge of such Mortgage Loan to Buyer, Seller, was the sole owner thereof and had good and marketable title thereto, free and clear of all Liens.  Seller has not assigned, pledged, or otherwise conveyed or encumbered any Repurchase Transaction Document to any other Person and Seller is the sole owner thereof, free and clear of all Liens.

(14)    Reserved.

(15)    Taxes. Seller, Guarantor and their Subsidiaries have timely filed all tax returns that are required to be filed by them and have paid all taxes, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.  The charges, accruals and reserves on the books of Seller, Guarantor and their Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Seller or Guarantor, as applicable, adequate.

(16)    Investment Company.  None of Seller, Guarantor or any of their Subsidiaries is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; provided, however, that any entity that is under the management of PNMAC Capital Management LLC in its capacity as an “investment adviser” within the meaning of the Investment Advisers Act of 1940 and is otherwise not directly or indirectly owned or controlled by Seller shall not be deemed a “Subsidiary” for the purposes of this Section 13(a)(16).

(17)    Chief Executive Office; Jurisdiction of Organization.  On the Effective Date, Seller’s chief executive office, is, and has been, located at 6101 Condor Drive, Moorpark, CA 93021.  On the Effective Date, Seller’s jurisdiction of organization is the State of Delaware.  Seller shall provide Buyer with thirty days advance notice of any change in Seller’s principal office or place of business or jurisdiction.  Seller has no trade name.  During the preceding five years, Seller has not been known by or done business under any other name, corporate or fictitious, and has not filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors.

(18)    Location of Books and Records.  The location where Seller keeps its books and records, including all computer tapes and records relating to the Purchased Mortgage Loans and the related Repurchase Assets is its chief executive office.

(19)    Adjusted Tangible Net Worth.  On the Effective Date, Seller’s and Guarantor’s Adjusted Tangible Net Worth are not less than the amounts set forth in Section 2.1 of the Pricing Side Letter.

(20)    ERISA.  Each Plan to which Seller, Guarantor or their Subsidiaries make direct contributions, and, to the knowledge of Seller, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.

(21)    Adverse Selection.  Seller has not selected the Purchased Mortgage Loans in a manner so as to adversely affect Buyer’s interests.

(22)    Agreements.  Neither Seller nor any Subsidiary of Seller is a party to any agreement, instrument, or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 13(a)(5) hereof.  Neither Seller nor any Subsidiary of Seller is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could have a material adverse effect on the business, operations, properties, or financial condition of Seller as a whole.  No holder of any indebtedness of Seller or of any of its Subsidiaries has given notice of any asserted default thereunder.

(23)    Other Indebtedness.  All Indebtedness (other than Indebtedness evidenced by this Agreement) of Seller existing on the date hereof is listed on Exhibit H hereto (the “Existing Indebtedness”).

(24)    Reserved.

(25)    No Reliance.  Each of Seller and Guarantor has made its own independent decisions to enter into the Program Agreements and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary.  Neither Seller nor Guarantor is relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(26)    Plan Assets. Neither Seller nor Guarantor is an employee benefit plan as defined in Section 3 of  Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Mortgage Loans are not “plan assets” within the meaning of 29 CFR §2510.3 101 as amended by Section 3(42)

of ERISA, in the Seller’s hands, and transactions by or with Seller or Guarantor are not subject to any state or local statute regulating investments or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

(27)    No Prohibited Persons. Neither the Seller nor Guarantor, nor any of their Affiliates, officers, directors, partners or members, is an entity or person (or to the  Seller’s or Guarantor’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

(28)    Servicing.  Each Servicer has adequate financial standing and adequate servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

(29)    Real Estate Investment Trust. Guarantor is a REIT.

b.              With respect to (i) every Purchased Mortgage Loan, Seller represents and warrants to Buyer as of the applicable Purchase Date for any Transaction and each date thereafter that each representation and warranty set forth on Part I of Schedule 1 is true and correct in all material respects and (ii) every Underlying Repurchase Transaction, Underlying Repurchase Document and Underlying Repurchase Counterparty, as applicable, Seller represents and warrants to Buyer as of the applicable Purchase Date for any Transaction and each date thereafter that each representation and warranty set forth on Part II of  Schedule 1 is true and correct in all material respects.

c.               The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Mortgage Loans to Buyer and shall continue for so long as the Purchased Mortgage Loans are subject to this Agreement.  Upon discovery by Seller, Servicer or Buyer of any breach of any of the representations or warranties set forth in this Agreement, the party discovering such breach shall promptly give notice of such discovery to the others.  Buyer has the right to require, in its unreviewable discretion, Seller to repurchase within one (1) Business Day after receipt of notice from Buyer any Purchased Mortgage Loan (i) for which a breach of one or more of the representations and warranties referenced in Section 13(b) exists and which breach has a material adverse effect on the value of such Mortgage Loan or the interests of Buyer or (ii) which is determined by Buyer, in its good faith discretion, to be generally unacceptable for inclusion in a securitization.

14.       Covenants

Each of Seller and Guarantor covenants with Buyer that, during the term of this facility:

a.               Litigation. Seller and Guarantor, as applicable, will promptly, and in any event within ten (10) days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting Seller, Guarantor or any of their Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Program Agreements or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim individually in an amount greater than $1,000,000 or in an aggregate amount greater than $5,000,000, or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect with respect to Seller or Guarantor.  Seller and Guarantor, as applicable, will promptly provide notice of any judgment, which with the passage of time, could cause an Event of Default hereunder.

b.              Prohibition of Fundamental Changes.  Seller shall not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, that Seller may merge or consolidate with (a) any wholly owned subsidiary of Seller, or (b) any other Person if Seller is the surviving corporation; and provided further, that if after giving effect thereto, no Default would exist hereunder.

c.               Servicing.  Seller shall not permit the Mortgage Loans to be serviced by any servicer other than a servicer expressly approved in writing by Buyer.

d.              Insurance.  The Seller or Guarantor shall continue to maintain, for Seller and its Subsidiaries, Fidelity Insurance in an aggregate amount at least equal to $300,000.  The Seller or Guarantor shall maintain, for Seller and its Subsidiaries, Fidelity Insurance in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Repurchase Assets.  The Seller or Guarantor shall notify the Buyer of any material change in the terms of any such Fidelity Insurance.

e.               No Adverse Claims.  Seller warrants and will defend, and shall cause any Servicer and each Underlying Repurchase Counterparty to defend, the right, title and interest of Buyer in and to all Purchased Mortgage Loans and the related Repurchase Assets against all adverse claims and demands.

f.                 Assignment.  Except as permitted herein, neither Seller nor any Servicer shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Agreements), any of the Purchased Mortgage Loans or any interest therein, provided that this Section shall not prevent any transfer of Purchased Mortgage Loans in accordance with the Program Agreements. Except as set forth herein, Seller shall not assign any of its rights under any Underlying Repurchase Documents to any Person.

g.              Security Interest.  Seller shall do all things necessary to preserve the Purchased Mortgage Loans and the related Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder.  Without limiting the foregoing, Seller will comply with all rules, regulations and other laws of any Governmental Authority and cause the Purchased Mortgage Loans, Underlying Repurchase Documents and the related Repurchase Assets to comply with all applicable rules, regulations and other laws.  Seller will not allow any default for which Seller is responsible to occur under any Purchased Mortgage Loans, or the related Underlying Repurchase Documents or the related Repurchase Assets or any Program Agreement and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Mortgage Loans or the related Repurchase Assets and any Program Agreement.

h.              Records.

(1)          Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Mortgage Loans in accordance with industry custom and practice for assets similar to the Purchased Mortgage Loans, including those maintained pursuant to the preceding subparagraph, and all such Records shall be in Custodian’s possession unless Buyer otherwise approves.  Except in accordance with the applicable Custodial Agreement, Seller will not allow any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Mortgage Loan, in which event Seller will obtain or cause to be obtained a receipt from a financially responsible person for any such paper, record or file.  Seller or the Servicer of the Purchased Mortgage Loans will maintain all such Records not in the possession of Custodian in good and complete condition in accordance with industry practices for assets similar to the Purchased Mortgage Loans and preserve them against loss.

(2)          For so long as Buyer has an interest in or lien on any Purchased Mortgage Loan, Seller will hold or cause to be held all related Records in trust for Buyer.  Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of Buyer granted hereby.

(3)          Upon reasonable advance notice from Custodian or Buyer, Seller shall (x) make any and all such Records available to Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants.

i.                  Books.  Seller shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of Purchased Mortgage Loans to Buyer.

j.                  Approvals.  Seller shall maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Agreements, and Seller shall conduct its business in all material respects in accordance with applicable law.

k.               Material Change in Business.  Neither Seller nor Guarantor shall  make any material change in the nature of its business as carried on at the date hereof.

l.                  Reserved.

m.            Distributions. If an Event of Default has occurred and is continuing, neither Seller nor Guarantor shall pay any dividends with respect to any capital stock or other equity interests in such entity, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller or Guarantor.

n.              Applicable Law.  Seller and Guarantor shall comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority.

o.              Existence.  Seller and the Guarantor shall preserve and maintain their legal existence and all of their material rights, privileges, material licenses and franchises.

p.              Chief Executive Office; Jurisdiction of Organization.  Seller shall not move its chief executive office from the address referred to in Section 13(a)(17) or change its jurisdiction of organization from the jurisdiction referred to in Section 13(a)(17) unless it shall have provided Buyer 30 days’ prior written notice of such change.

q.              Taxes.  Seller and Guarantor shall timely file all tax returns that are required to be filed by them and shall timely pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

r.                 Transactions with Affiliates.  Seller will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under the Program Agreements, (b) in the ordinary course of Seller’s business and (c) upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section to any Affiliate.

s.               Guarantees.  Seller shall not create, incur, assume or suffer to exist any Guarantees, except (i) to the extent reflected in Seller’s financial statements or notes thereto, (ii) to the extent the aggregate Guarantees of Seller (excluding Guarantees incurred pursuant to clauses (iii), (iv) and (v) below) do not exceed $250,000, (iii) to guarantee the Existing Indebtedness specified on Exhibit H hereto, (iv) to guarantee Indebtedness incurred in connection with new or existing secured lending facilities, and (v) to the extent incurred in connection with an intercompany lending agreement.

t.                 Indebtedness. Seller shall not incur any additional material Indebtedness (other than (i) the Existing Indebtedness specified on Exhibit H hereto; (ii) usual and customary accounts payable for a mortgage company; (iii) Indebtedness incurred in connection with new or existing secured lending facilities; and (iv) Indebtedness incurred in connection with an intercompany lending agreement) without the prior written consent of Buyer.

u.              Reserved.

v.              True and Correct Information.  All information, reports, exhibits, schedules, financial statements or certificates of each Seller, Guarantor, any Affiliate thereof or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of Seller and Guarantor are and will be true and complete and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.  All required financial statements, information and reports delivered by Seller to Buyer pursuant to this Agreement shall be prepared in accordance with U.S. GAAP, or, if applicable, to SEC filings, the appropriate SEC accounting regulations.

w.            Reserved.

x.                Take-out Payments. With respect to each Committed Mortgage Loan, Seller shall arrange or caused to be arranged that all payments under the related Take-out Commitment shall be paid directly to Buyer at the account set forth in Section 9 hereof, or to an account approved by Buyer in writing prior to such payment. With respect to any Agency Take-out Commitment, if applicable, (1) with respect to the wire transfer instructions as set forth in Freddie Mac Form 987 (Wire Transfer Authorization for a Cash Warehouse Delivery) such wire transfer instructions are identical to Buyer’s wire instructions or Buyer has approved such wire transfer instructions in writing in its sole discretion, or (2) the Payee Number set forth on Fannie Mae Form 1068 (Fixed-Rate, Graduated-Payment, or Growing-Equity Mortgage Loan Schedule) or Fannie Mae Form 1069 (Adjustable-Rate Mortgage Loan Schedule), as applicable, shall be identical to the Payee Number that has been identified by Buyer in writing as Buyer’s Payee Number or Buyer shall have previously approved the related Payee Number in writing in its sole discretion; with respect to any Take-out Commitment with an Agency, the applicable agency documents shall list Buyer as sole subscriber, unless otherwise agreed to in writing by Buyer, in Buyer’s sole discretion.

y.              Reserved.

z.                Plan Assets. Neither Seller nor Guarantor shall be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and the Seller shall not use “plan assets” within the meaning of 29 CFR §2510.3 101, as amended by Section 3(42) of ERISA to engage in this Agreement or any Transaction hereunder. Transactions by or with Seller or Guarantor shall not be subject to any state or local statute regulating investments of or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

aa.         Sharing of Information.  The Seller and Guarantor shall allow the Buyer to exchange information related to the Seller and Guarantor and the Transaction hereunder with third party lenders and the Seller and Guarantor shall permit each third party lender to share such information with the Buyer.

bb.       Negative Pledge.  Seller shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate, or grant a security interest in or lien on or otherwise encumber any of the Underlying Repurchase Documents or any interest therein (except for Mortgage Loans subject thereto).

cc.         Quality Control.  Seller shall cause each Underlying Repurchase Counterparty to maintain an internal quality control program that verifies, on a regular basis, the existence and accuracy of all legal documents, credit documents, property appraisals, and underwriting decisions related to Mortgage Loans.

dd.       Financial Covenants.  Seller and Guarantor shall at all times comply with all financial covenants and/or financial ratios set forth in Section 2 of the Pricing Side Letter.

ee.         Most Favored Status.  Seller, Guarantor and the Buyer each agree that should Seller enter into a Warehouse Facility with any Person other than the Buyer or an Affiliate of the Buyer which by its terms provides more favorable terms to the Buyer with respect to the financial covenants set forth in Section 14(dd) hereof (a

“More Favorable Agreement”), the terms of this Agreement shall be deemed automatically amended to include such more favorable terms contained in such More Favorable Agreement; provided, that in the event that such More Favorable Agreement is terminated, upon notice by the Seller to the Buyer of such termination, the original terms of this Agreement shall be deemed to be automatically reinstated.  The Seller, the Guarantor, and the Buyer further agree to execute and deliver any new agreements or amendments to this Agreement evidencing such provisions, provided that the execution of such amendment shall not be a precondition to the effectiveness of such amendment, but shall merely be for the convenience of the parties hereto.  Promptly upon Seller entering into a repurchase agreement or other credit facility with any Person other than the Buyer, Seller shall notify Buyer that it has entered into such repurchase agreement or other credit facility and deliver to Buyer a summary of the material terms related to the comparable financial covenants of such repurchase agreement or other credit facility in form and substance acceptable to Buyer.

ff.             No Amendments/Waivers of Underlying Repurchase Documents.  Without the prior written consent of Buyer, Seller shall not, and shall not agree, consent to or suffer to exist any amendment, modification, supplement, waiver or forbearance with respect to any of the Underlying Repurchase Documents or any of Seller’s rights thereunder.

15.       Events of Default

Each of the following shall constitute an “Event of Default” hereunder:

a.               Payment Failure.  Failure of Seller to (i) make any payment of Price Differential or Repurchase Price or any other sum which has become due, on a Price Differential Payment Date or a Repurchase Date or otherwise, whether by acceleration or otherwise, under the terms of this Agreement, any other warehouse and security agreement or any other document evidencing or securing Indebtedness of Seller to Buyer or to any Affiliate of Buyer, or (ii) cure any Margin Deficit when due pursuant to Section 6 hereof.

b.              Cross Default.  Seller, Guarantor or any Affiliates thereof shall be in default under (i) any Indebtedness, in the aggregate, in excess of $1.5 million of Seller, Guarantor or any Affiliate thereof, which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, or (ii) any other contract or contracts, in the aggregate in excess of $1.5 million to which Seller, Guarantor or any Affiliate thereof is a party which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract.

c.               Assignment.  Assignment or attempted assignment by Seller or Guarantor of this Agreement or any rights hereunder without first obtaining the specific written consent of Buyer, or the granting by Seller of any security interest, lien or other encumbrances on any Purchased Mortgage Loans to any person other than Buyer.

d.              Insolvency.  An Act of Insolvency shall have occurred with respect to Seller, Guarantor or any Affiliate.

e.               Material Adverse Change.  Any material adverse change in the Property, business, financial condition or operations of Seller, Guarantor or any of their Affiliates shall occur, in each case as determined by Buyer in its sole good faith discretion, or any other condition shall exist which, in Buyer’s sole good faith discretion, constitutes a material impairment of Seller’s ability to perform its obligations under this Agreement or any other Program Agreement.

f.                 Breach of Specified Representation or Covenant or Obligation. A breach by Seller or Guarantor of any of the representations, warranties or covenants or obligations set forth (i) in Sections 13(a)(1), 13(a)(7), 13(a)(12), 13(a)(19), 14b, 14m, 14o, 14s, or 14z of this Agreement or (ii) Sections 13(a)(23), 14t, 14dd or 14ee of this Agreement and such breach identified in this clause (ii) shall remain unremedied for one (1) Business Day.

g.              Breach of Take-out Payment Covenant.  A breach by Seller or Guarantor of the covenant set forth in Section 14(x), if such breach is not cured within one (1) Business Day.

h.              Breach of Non-Specified Representation or Covenant.  A breach by Seller or Guarantor of any other representation, warranty or covenant set forth in this Agreement in any material respect (and not otherwise specified in Sections 15(f) and (g) above), if such breach is not cured within five (5) Business Days (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Market Value, the existence of a Margin Deficit and the obligation to repurchase such Purchased Mortgage Loan) unless (i) such party shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made, (ii) any such representations and warranties have been determined by Buyer in its sole discretion to be materially false or misleading on a regular basis, or (iii) Buyer, in its sole discretion, determines that such breach of a material representation, warranty or covenant materially and adversely affects (A) the condition (financial or otherwise) of such party, its Subsidiaries or Affiliates; or (B) Buyer’s determination to enter into this Agreement or Transactions with such party, then such breach shall constitute an immediate Event of Default and Seller shall have no cure right hereunder).

i.                  Change of Control.  The occurrence of a Change in Control.

j.                  Failure to Transfer.  Seller fails to transfer the Purchased Mortgage Loans to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price).

k.               Judgment.  A final judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against the Seller or any of its Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof.

l.                  Government Action.  Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller, Guarantor or any Affiliate thereof, or shall have taken any action to displace the management of Seller, Guarantor or any Affiliate thereof or to curtail its authority in the conduct of the business of Seller, Guarantor or any Affiliate thereof, or takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller, Guarantor or Affiliate as an issuer, buyer or a seller/servicer of Mortgage Loans or securities backed thereby, and such action provided for in this Section 15l shall not have been discontinued or stayed within 30 days.

m.            Inability to Perform.  A Responsible Officer of Seller or Guarantor shall admit its inability to, or its intention not to, perform any of the Obligations hereunder or Guarantor’s obligations hereunder or under the Guaranty

n.              Security Interest.  This Agreement shall for any reason cease to create a valid, first priority security interest in any material portion of the Purchased Mortgage Loans or other Repurchase Assets purported to be covered hereby.

o.              Financial Statements.  Seller’s or Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller or Guarantor as a “going concern” or a reference of similar import.

p.              Underlying Repurchase Documents and Underlying Repurchase Counterparties.  (A) Any material provision of any Underlying Repurchase Document shall at any time for any reason cease to be valid and binding or in full force and effect; or (B) the Underlying Repurchase Counterparty shall deny that it has any or further liability or obligation under any material provision of any Underlying Repurchase Document; or (C) [reserved]; or (D) the validity or enforceability of any material provision of any Underlying Repurchase Document shall be contested by any party thereto; unless in each case of clauses (A) through (D), the related Mortgage Loans subject to the Underlying Repurchase Document are repurchased by Seller within two (2) Business Days following notice or knowledge thereof.

q.              Guarantor Breach.  A breach by Guarantor of any material representation, warranty or covenant set forth in the Guaranty or any other Program Agreement,

any “event of default” by Guarantor under the Guaranty, any repudiation of the Guaranty by Guarantor, or if the Guaranty is not enforceable against  Guarantor.

r.                 REIT Qualification.  The failure of Guarantor to qualify as a REIT and Buyer has delivered notice of an Event of Default to the Seller with respect thereto.

s.               Governmental Event.  Buyer shall determine, in its sole discretion, that a Governmental Event, individually or collectively, and whether unforeseen or arising out of Seller’s existing applications, communications and correspondence with any Governmental Authority or Person, has had, or is likely to have, a Material Adverse Effect with respect to Seller, Guarantor or any Affiliate, or an adverse effect upon its ability to perform its obligations under this Agreement or any other material agreement to which it is a party or that may otherwise materially impair, limit or restrict Seller’s ability to conduct its business or its operations.

An Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

16.       Remedies Upon Default

In the event that an Event of Default shall have occurred:

a.               Buyer may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency of Seller or any Affiliate), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled).  Buyer shall (except upon the occurrence of an Act of Insolvency) give notice to Seller and Guarantor of the exercise of such option as promptly as practicable.

b.              If Buyer exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Section, (i) Seller’s obligations in such Transactions to repurchase all Purchased Mortgage Loans, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subparagraph (a) of this Section, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied, in Buyer’s sole discretion, to the aggregate unpaid Repurchase Prices for all outstanding Transactions and any other amounts owing by Seller hereunder, and (iii) Seller shall immediately deliver to Buyer the Mortgage Files relating to any Purchased Mortgage Loans subject to such Transactions then in Seller’s possession or control.

c.               Buyer also shall have the right to obtain physical possession, and to commence an action to obtain physical possession, of all Records and files of

Seller relating to the Purchased Mortgage Loans and all documents relating to the Purchased Mortgage Loans (including, without limitation, any legal, credit or servicing files with respect to the Purchased Mortgage Loans) which are then or may thereafter come in to the possession of Seller or any third party acting for Seller including the Servicers and any Underlying Repurchase Counterparty.  To obtain physical possession of any Purchased Mortgage Loans held by Custodian, Buyer shall present to Custodian a Trust Receipt.  Without limiting the rights of Buyer hereto to pursue all other legal and equitable rights available to Buyer for Seller’s failure to perform its obligations under this Agreement, Seller acknowledges and agrees that the remedy at law for any failure to perform obligations hereunder would be inadequate and Buyer shall be entitled to specific performance, injunctive relief, or other equitable remedies in the event of any such failure. The availability of these remedies shall not prohibit Buyer from pursuing any other remedies for such breach, including the recovery of monetary damages.

d.              Buyer shall have the right to direct all servicers then servicing any Purchased Mortgage Loans and each Underlying Repurchase Counterparty to remit all collections thereon to Buyer, and if any such payments are received by Seller, Seller shall not commingle the amounts received with other funds of Seller and shall promptly pay them over to Buyer.  Buyer shall also have the right to terminate any one or all of the servicers then servicing any Purchased Mortgage Loans with or without cause.  In addition, Buyer shall have the right to immediately sell the Purchased Mortgage Loans and liquidate all Repurchase Assets.  Such disposition of Purchased Mortgage Loans may be, at Buyer’s option, on either a servicing-released or a servicing-retained basis.  Buyer shall not be required to give any warranties as to the Purchased Mortgage Loans with respect to any such disposition thereof.  Buyer may specifically disclaim or modify any warranties of title or the like relating to the Purchased Mortgage Loans.  The foregoing procedure for disposition of the Purchased Mortgage Loans and liquidation of the Repurchase Assets shall not be considered to adversely affect the commercial reasonableness of any sale thereof.  Seller agrees that it would not be commercially unreasonable for Buyer to dispose of the Purchased Mortgage Loans or the Repurchase Assets or any portion thereof by using Internet sites that provide for the auction of assets similar to the Purchased Mortgage Loans or the Repurchase Assets, or that have the reasonable capability of doing so, or that match buyers and sellers of assets.  Buyer shall be entitled to place the Purchased Mortgage Loans in a pool for issuance of mortgage-backed securities at the then-prevailing price for such securities and to sell such securities for such prevailing price in the open market.  Buyer shall also be entitled to sell any or all of such Mortgage Loans individually for the prevailing price. Buyer shall also be entitled, in its sole discretion to elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give the Seller credit for such Purchased Mortgage Loans and the Repurchase Assets in an amount equal to the Market Value of the Purchased Mortgage Loans against the aggregate unpaid Repurchase Price and any other amounts owing by the Seller hereunder.

e.               Upon the happening of one or more Events of Default, Buyer may apply any proceeds from the liquidation of the Purchased Mortgage Loans and Repurchase Assets to the Repurchase Prices hereunder and all other Obligations in the manner Buyer deems appropriate in its sole discretion.

f.                 Seller shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting  creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyer) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

g.              To the extent permitted by applicable law, Seller shall be liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder.  Interest on any sum payable by Seller under this Section 16(g) shall accrue at a rate equal to the Post-Default Rate.

h.              Reserved.

i.                  Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

j.                  Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in subsections (a) and (d) of this Section, at any time thereafter without notice to Seller.  All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

k.               Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process.  Seller also waives any defense (other than a defense of payment or performance) Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies.  Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

l.                  Buyer shall have the right to perform reasonable due diligence with respect to Seller and the Mortgage Loans, which review shall be at the expense of Seller.

17.       Reports

a.               Default Notices.  Seller or Guarantor shall furnish to Buyer (i) promptly, copies of any material and adverse notices (including, without limitation, notices of defaults, breaches, potential defaults or potential breaches) and any material financial information that is not otherwise required to be provided by Seller or Guarantor hereunder which is given to Seller’s or Guarantor’s lenders and (ii) immediately, notice of the occurrence of any (A) Event of Default hereunder, (B) default or breach by Seller or Servicer or Guarantor of any obligation under any Program Agreement or any material contract or agreement of Seller or Servicer or Guarantor or (C) event or circumstance that such party reasonably expects has resulted in, or will, with the passage of time, result in, a Material Adverse Effect or an Event of Default or such a default or breach by such party.

b.              Financial Notices.  Seller or Guarantor shall furnish to Buyer:

(1)          as soon as available and in any event within forty (40) calendar days after the end of each calendar month, the unaudited consolidated balance sheets of Seller and Guarantor and their consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings for the Seller and Guarantor and their consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of Seller and Guarantor, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of Seller and Guarantor and their consolidated Subsidiaries in accordance with GAAP (other than solely with respect to footnotes, year-end adjustments and cash flow statements) consistently applied, as at the end of, and for, such period;

(2)          to the extent not filed with the SEC on EDGAR, as soon as available and in any event within ninety (90) days after the end of each fiscal year of Seller or Guarantor, the consolidated balance sheets of Seller, Guarantor and their consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for the Seller or Guarantor and their consolidated Subsidiaries for such year, and in the case of Guarantor, setting forth in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion and the scope of audit shall be acceptable to Buyer in its sole discretion, shall have no “going concern” qualification and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

(3)          at the time the Seller and Guarantor furnish each set of financial statements pursuant to Section 17(b)(1) or (2) above, an Officer’s Compliance Certificate or, with respect to 17(b)(2) above, (at the time filed with the SEC on EDGAR), a certificate of a Responsible Officer of Seller and Guarantor in the form attached as Exhibit A to the Pricing Side Letter;

(4)          if applicable, notice of any 10-K or 10-Q filings with the SEC on EDGAR by Seller or Guarantor, within five (5) Business Days of such filing with the SEC; and

(5)          as soon as available and in any event within thirty (30) days of receipt thereof:

(a)                                  reserved;

(b)                                 copies of relevant portions of all final written Agency, FHA, VA, Governmental Authority and investor audits, examinations, evaluations, monitoring reviews and reports of its operations (including those prepared on a contract basis) which provide for or relate to (i) material corrective action required, (ii) material sanctions proposed, imposed or required, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, or (iii) “report cards,” “grades” or other classifications of the quality of Seller’s or any Underlying Repurchase Counterparty’s operations;

(c)                                  such other information regarding the financial condition, operations, or business of the Seller, Guarantor or any Underlying Repurchase Counterparty as Buyer may reasonably request; and

(d)                                 the particulars of any Event of Termination in reasonable detail.

c.               Notices of Certain Events.  As soon as possible and in any event within five (5) Business Days of knowledge thereof, Seller shall furnish to Buyer notice of the following events:

(1)          a change in the insurance coverage required of Seller, Servicer or any other Person pursuant to any Program Agreement, or any Underlying Repurchase Counterparty with a copy of evidence of same attached;

(2)          any material dispute, litigation, investigation, proceeding or suspension between Seller, Servicer or any Underlying Repurchase Counterparty, on the one hand, and any Governmental Authority or any Person;

(3)          any material change in accounting policies or financial reporting practices of Seller or Servicer;

(4)          with respect to any Purchased Mortgage Loan, that the underlying Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the value of such Mortgaged Loan;

(5)          any material issues raised upon examination of Seller, any Underlying Repurchase Counterparty or Seller’s or any Underlying Repurchase Counterparty’s facilities by any Governmental Authority;

(6)          any material change in the Indebtedness of the Seller, including, without limitation, any default, non-renewal, termination, increase in available amount or decrease in available amount related thereto;

(7)          any default related to any Repurchase Asset, including without limitation any default under any Underlying Repurchase Documents, or any lien or security interest (other than security interests created hereby or by the other Program Agreements) on, or claim asserted against, any of the Purchased Mortgage Loans;

(8)          any Underlying Repurchase Counterparty for any reason ceases to possess all applicable Agency approvals, or an event has occurred or Underlying Repurchase Counterparty has a reason to believe or suspect that an event will occur prior to the issuance of the Agency Security or the consummation of the Take-Out Commitment, that will require notification to an Agency or the Department of Housing and Urban Development, FHA or VA;

(9)          any other event, circumstance or condition that has resulted, or has a possibility of resulting, in a Material Adverse Effect with respect to Seller or any Servicer;

(10)    the occurrence of any material employment dispute and a description of the strategy for resolving it that has the possibility of resulting in a Material Adverse Effect with respect to Seller, Guarantor or any Affiliate;

(11)    without limiting any of the other reporting obligations of Seller hereunder, Seller shall promptly notify Buyer of any Governmental Event relating to Seller, Guarantor, any Affiliate or any Underlying Repurchase Counterparty or update thereto, and shall include the particulars of each update with sufficient detail as is satisfactory to Buyer; and

(12)    any notice Seller receives from an Underlying Repurchase Counterparty in accordance with the terms of the Underlying Repurchase Documents relating to a material event, circumstance or condition affecting the Underlying Repurchase Counterparty or Servicer.

d.              Portfolio Performance Data.  On the first Reporting Date of each calendar month, Seller will furnish to Buyer (i) in the event the Mortgage Loans are serviced on a “retained” basis, an electronic Mortgage Loan performance data, including, without limitation, delinquency reports and volume information, broken down by product (i.e., delinquency, foreclosure and net charge-off reports) and (ii) electronically, in a format mutually acceptable to Buyer and Seller, servicing information, including, without limitation, those fields reasonably requested by Buyer from time to time, on a loan-by-loan basis and in the aggregate, with respect to the Purchased Mortgage Loans serviced by Seller or any Servicer for the month (or any portion thereof) prior to the Reporting Date.  In addition to the foregoing information on each Reporting Date, Seller will furnish to Buyer such information upon (i) the occurrence and continuation of an Event of Default and (ii) upon any Purchased Mortgage Loan becoming an Aged Loan.

e.               Monthly Summary Reports.  Within thirty (30) days following receipt by Buyer of the Officer’s Compliance Certificate, a Monthly Summary Report; and

f.                 Pending/Completed Repurchase Requests.  Within forty (40) days following the end of each calendar month, a summary of the portfolio performance of  Mortgage Loans owned or financed by Underlying Repurchase Counterparty including representation breaches, missing document breaches, repurchases due to fraud, early payment default requests, and Mortgage Loans owned or financed by Underlying Repurchase Counterparty subject to other warehouse lines in excess of sixty (60) days summarized on the basis of (a) pending repurchase demands (including weighted average duration of outstanding request), (b) satisfied repurchase demands and (c) total repurchase demands.

g.              Reserved.

h.              Other Reports. Seller shall deliver to Buyer any other reports or information reasonably requested by Buyer or as otherwise required pursuant to this Agreement including without limitation any reports or information received from any Underlying Repurchase Counterparty.

18.       Repurchase Transactions

Buyer may, in its sole election, engage in repurchase transactions with the Purchased Mortgage Loans or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Mortgage Loans with a counterparty of Buyer’s choice.  Unless an Event of Default shall have occurred, no such transaction shall relieve Buyer of its obligations to transfer Purchased Mortgage Loans to Seller pursuant to Section 4 hereof, or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 7 hereof.  In the event Buyer engages in a repurchase transaction with any of the Purchased Mortgage Loans or otherwise pledges or hypothecates any of the Purchased Mortgage Loans, Buyer shall have the right to assign to Buyer’s counterparty any of the applicable representations or warranties herein and the remedies for breach thereof, as they relate to the Purchased Mortgage Loans that are subject to such repurchase transaction.

19.       Single Agreement

Buyer and Seller acknowledge they have and will enter into each Transaction hereunder, in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other.  Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

20.       Notices and Other Communications

Any and all notices (with the exception of Transaction Requests or Purchase Confirmations, which shall be delivered via electronic mail or other electronic medium agreed to by the Buyer and Seller), statements, demands or other communications hereunder may be given by a party to the other by mail, email, facsimile, messenger or otherwise to the address specified below, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other.  All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.  In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person.

If to Seller:

PennyMac Operating Partnership, L.P.

6101 Condor Drive

Moorpark, CA 93021

Attention: Anne D. McCallion

Phone Number: (818) 224-7434

E-mail: anne.mccallion@pnmac.com

If to Guarantor:

PennyMac Mortgage Investment Trust

6101 Condor Drive

Moorpark, CA 93021

Attention: Anne D. McCallion

Phone Number: (818) 224-7434

E-mail: anne.mccallion@pnmac.com

If to Buyer:

For Transaction Requests and Purchase Confirmations:

CSFBMC LLC

c/o Credit Suisse Securities (USA) LLC

One Madison Avenue, 2nd floor

New York, New York 10010

Attention: Christopher Bergs, Resi Mortgage Warehouse Ops

Phone:  212-538-5087

E-mail: christopher.bergs@credit-suisse.com

with a copy to:

Credit Suisse First Boston Mortgage Capital LLC

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue, 4th Floor

New York, NY 10010

Attention: Bruce Kaiserman

E-mail: bruce.kaiserman@credit-suisse.com

For all other Notices:

Credit Suisse First Boston Mortgage Capital LLC

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue, 4th Floor

New York, New York 10010

Attention:                                         Margaret Dellafera

Phone Number: 212-325-6471

Fax Number:  212-743-4810

E-mail: margaret.dellafera@credit-suisse.com

with a copy to:

Credit Suisse First Boston Mortgage Capital LLC

c/o Credit Suisse Securities (USA) LLC

One Madison Avenue, 9th Floor

New York, NY 10010

Attention: Legal Department—RMBS Warehouse Lending

Fax Number: (212) 322-2376

21.       Entire Agreement; Severability

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

22.       Non assignability

The Program Agreements are not assignable by Seller or Guarantor.  Buyer may from time to time assign all or a portion of its rights and obligations under this Agreement and the Program Agreements; provided, however that Buyer shall maintain as agent of Seller, for review by Seller upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned.  Upon such assignment, (a) such assignee shall be a party hereto and to each Program Agreement to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of Buyer which assumes the obligations of Buyer or (ii)  another Person approved by Seller (such approval not to be unreasonably withheld) which assumes the obligations of Buyer, be released from its obligations hereunder and under the Program Agreements.  Unless otherwise stated in the Assignment and Acceptance, Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing.  Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Seller.

23.       Set-off

In addition to any rights and remedies of the Buyer hereunder and by law, the Buyer shall have the right, without prior notice to the Seller or Guarantor, any such notice being expressly waived by the Seller and Guarantor to the extent permitted by applicable law to set-off and appropriate and apply against any Obligation from Seller, Guarantor or any Affiliate thereof to Buyer or any of its Affiliates any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from the Buyer or any Affiliate thereof to or for the credit or the account of the Seller, Guarantor or any Affiliate thereof.  The Buyer agrees promptly to notify the Seller or Guarantor after any such set off and application made by the Buyer; provided that the failure to give such notice shall not affect the validity of such set off and application.

24.       Binding Effect; Governing Law; Jurisdiction

a.               This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Seller acknowledges that the obligations of Buyer hereunder or otherwise are not the subject of any guaranty by, or recourse to, any direct or indirect parent or other Affiliate of Buyer.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

b.              SELLER AND GUARANTOR HEREBY WAIVE TRIAL BY JURY.  SELLER AND GUARANTOR HEREBY IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS IN ANY ACTION OR PROCEEDING.  SELLER AND GUARANTOR HEREBY SUBMIT TO, AND WAIVE ANY OBJECTION THEY MAY HAVE TO, EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS.

25.       No Waivers, Etc.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder.  No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.  Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 6(a), 16(a) or otherwise, will not constitute a waiver of any right to do so at a later date.

26.       Intent

a.               The parties intend that: (i) each Transaction is a “repurchase agreement” as that term is defined in section 101(47) of the Bankruptcy Code, and, therefore, are subject to the protections of certain sections of the Bankruptcy Code including, without limitation, section 559 with respect to the exercise by Buyer of its rights hereunder to cause the liquidation, termination, or acceleration of such Transactions upon Seller becoming the subject of a proceeding under the Bankruptcy Code, (ii) each Transaction is a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code, and, therefore, are subject to the protections of certain sections of the Bankruptcy Code including, without limitation, section 555 with respect to the exercise by Buyer of its rights hereunder to cause the liquidation, termination, or acceleration of such Transactions upon Seller becoming the subject of a proceeding under the Bankruptcy Code, and (iii) this Agreement is a “master netting agreement,” as that term is defined in section 101(38A) of the Bankruptcy Code and, therefore, is subject to the protections of certain sections of the Bankruptcy Code including without limitation, section 561 with respect to Buyer’s rights to offset or net termination values, payment amounts, or other transfer obligations arising under or in connection with the termination, liquidation, or acceleration of Transactions hereunder.

b.              The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

c.               It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

d.              For U.S. federal tax purposes, the Seller, the Guarantor, the Buyer, and each Buyer assignee by acquiring an interest in any Transaction agree to treat and report each Transaction as indebtedness issued by Guarantor or Seller as the case may be, which indebtedness, in the case of each obligor, shall have but a single maturity for purposes of Code section 7701(i)(2)(A)(ii) and U.S. Treasury Regulation section 301.7701(i)-1(e).

e.               Each party agrees that this Agreement is intended to create mutuality of obligations among the parties, and as such, the Agreement constitutes a contract which (i) is between all of the parties and (ii) places each party in the same “right” and “capacity”.

27.       Disclosure Relating to Certain Federal Protections

The parties acknowledge that they have been advised that:

a.               in the case of Transactions in which one of the parties is a broker or dealer registered with the SEC under Section 15 of the 1934 Act, the Securities Investor Protection Corporation has taken the position that the provisions of the SIPA do not protect the other party with respect to any Transaction hereunder;

b.              in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

c.     in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

28.  Power of Attorney

Seller hereby authorizes Buyer to file such financing statement or statements relating to the Repurchase Assets as Buyer, at its option, may deem appropriate.  Seller hereby appoints Buyer as Seller’s agent and attorney-in-fact to file any such financing statement or statements in Seller’s name and to perform all other acts which Buyer deems appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and to protect, preserve and realize upon the Repurchase Assets, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing, and sign assignments on behalf of Seller as its agent and attorney-in-fact and exercise all rights and remedies of Seller thereunder and to act as attorney-in-fact for Underlying Repurchase Counterparty.  This agency and power of attorney is coupled with an interest and is irrevocable without Buyer’s consent.  Notwithstanding the foregoing, the power of attorney hereby granted may be exercised only during the occurrence and continuance of any Default hereunder. Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 28.  In addition the foregoing, the Seller agrees to execute a power of attorney, the form of Exhibit D hereto (the “Power of Attorney”), to be delivered on the date hereof.

29.  Buyer May Act Through Affiliates

Buyer may, from time to time, designate one or more Affiliates for the purpose of performing any action hereunder.

30.  Indemnification; Obligations

a.     Each of Seller and Guarantor agrees to hold Buyer and each of its respective Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) harmless from and indemnify each Indemnified Party (and will reimburse each Indemnified Party as the same is incurred) against all liabilities, losses, damages, judgments, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) of any kind which may be imposed on, incurred by, or asserted against any Indemnified Party relating to or arising out of this Agreement, any Transaction Request, Purchase Confirmation, any Program Agreement, any Underlying Repurchase Document, or any transaction contemplated hereby or thereby resulting from anything other than the Indemnified Party’s gross negligence or willful misconduct.  Each of Seller and Guarantor also agrees to reimburse each Indemnified Party for all reasonable expenses in connection with the enforcement of this Agreement and the exercise of any right or remedy provided for herein, any Transaction Request, Purchase Confirmation and any Program Agreement, including, without limitation, the reasonable fees and disbursements of counsel.  Seller’s and Guarantor’s agreements in this Section 30 shall survive the payment in full of the Repurchase

Price and the expiration or termination of this Agreement.  Each of Seller and Guarantor hereby acknowledges that its obligations hereunder are recourse obligations of Seller and  such Guarantor and are not limited to recoveries each Indemnified Party may have with respect to the Purchased Mortgage Loans.  Each of Seller and Guarantor also agrees not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the facility established hereunder, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby.  THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

b.     Without limitation to the provisions of Section 4, if any payment of the Repurchase Price of any Transaction is made by Seller other than on the then scheduled Repurchase Date thereto as a result of an acceleration of the Repurchase Date pursuant to Section 16 or for any other reason, Seller shall, upon demand by Buyer, pay to Buyer an amount sufficient to compensate Buyer for any losses, costs or expenses that it may reasonably incur as of a result of such payment.

c.     Without limiting the provisions of Section 30(a) hereof, if Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Buyer, in its sole discretion.

31.  Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

32.  Confidentiality

a.     This Agreement and its terms, provisions, supplements and amendments, and notices hereunder, are proprietary to Buyer and shall be held by Seller and Guarantor in strict confidence and shall not be disclosed to any third party without the written consent of Buyer except for (i) disclosure to Seller’s or Guarantor’s direct and indirect Affiliates and Subsidiaries, attorneys or accountants, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, or (ii)  disclosure required by law, rule, regulation or order of a court or other regulatory body.  Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Agreement, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Seller may not disclose the name of or identifying information with respect to Buyer or any pricing terms (including, without limitation, the Pricing Rate, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of the Buyer.

b.     Notwithstanding anything in this Agreement to the contrary, the Seller shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Purchased Mortgage Loans and/or any applicable terms of this Agreement (the “Confidential Information”).  The Seller understands that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “Act”), and the Seller agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the Act and other applicable federal and state privacy laws.  The Seller shall implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the Act) of Buyer or any Affiliate of Buyer which the Seller holds, (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. The Seller represents and warrants that it has implemented appropriate measures to meet the objectives of Section 501(b) of the Act and of the applicable standards adopted pursuant thereto, as now or hereafter in effect.  Upon request, the Seller will provide evidence reasonably satisfactory to allow Buyer to confirm that the providing party has satisfied its obligations as required under this Section.  Without limitation, this may include Buyer’s review of audits, summaries of test results, and other equivalent evaluations of the Seller.  The Seller shall notify Buyer immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of Buyer or any Affiliate of Buyer provided directly to the Seller by Buyer or such Affiliate.  The Seller shall provide such notice to Buyer by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual.

33.  Recording of Communications

Buyer, Seller and Guarantor shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party with respect to Transactions.  Buyer, Seller and Guarantor consent to the admissibility of such tape recordings in any court, arbitration, or other proceedings.  The parties agree that a duly authenticated transcript of such a tape recording shall be deemed to be a writing conclusively evidencing the parties’ agreement.

34.          Commitment Fee

Seller shall pay to Buyer in immediately available funds a non-refundable Commitment Fee.  The Commitment Fee shall be paid in accordance with the payment schedule set forth in the Pricing Side Letter.  All payments of the Commitment Fee shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at such account designated by Buyer.

35.  Reserved

36.  Periodic Due Diligence Review

Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Seller, Underlying Repurchase Counterparty, Servicer and the Mortgage Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, for the purpose of performing quality control review of the Mortgage Loans or otherwise, and upon reasonable (but no less than one (1) Business Day’s) prior notice unless an Event of Default shall have occurred, in which case no notice is required, to Seller, Seller agrees to permit or shall cause Underlying Repurchase Counterparty to permit Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, data, records, agreements, instruments or information relating to such Mortgage Loans (including, without limitation, quality control review) in the possession or under the control of Seller, Underlying Repurchase Counterparty, Servicer and/or the Custodian.  Seller also shall make available or cause Underlying Repurchase Counterparty to make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans.  Without limiting the generality of the foregoing, Seller acknowledges that Buyer may purchase Mortgage Loans from Seller based solely upon the information provided by Seller to Buyer in the Mortgage Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including, without limitation, ordering Broker’s price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan.  Buyer may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting.  Seller agrees to cooperate or cause Underlying Repurchase Counterparty to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of Seller.  Seller further agrees that Seller shall pay all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 36 (“Due Diligence Costs”).

37.          Approval of Underlying Repurchase Counterparties and Servicers

a.     Seller shall provide Buyer with (a) a written list of proposed Underlying Repurchase Counterparties and (b) any reasonably requested information with respect to such proposed Underlying Repurchase Counterparties, in each case, prior to Buyer’s purchase of any Mortgage Loan subject to the respective Underlying Repurchase Documents.  Buyer in its sole and absolute discretion may reject any proposed Underlying Repurchase Counterparty by providing written notice in accordance with Section 20 hereof to Seller within ten (10) Business Days after Seller provides such written list of proposed Underlying Repurchase Counterparties.  If Buyer does not approve an Underlying Repurchase Counterparty by providing a written notice to Seller within ten (10) Business Days after Seller provides the written list of proposed Underlying Repurchase Counterparties, then such Underlying Repurchase Counterparties shall be deemed rejected by Buyer for the purposes of this Agreement.  After an Underlying Repurchase Counterparty is approved by Buyer as an Underlying Repurchase Counterparty for the purposes of this Agreement, Buyer may in its sole and absolute discretion reject any previously approved Underlying Repurchase Counterparty by providing to Seller written notice in accordance with Section 20 hereof.  Following any such rejection of a previously approved Underlying Repurchase Counterparty, Seller shall not sell to Buyer hereunder any Mortgage Loans purchased by Seller from such previously approved Underlying Repurchase Counterparty and any such Mortgage Loans may be assigned a Market Value of zero in Buyer’s good faith discretion.

b.     Seller shall provide Buyer with (a) a written list of proposed Servicers and (b) any reasonably requested information with respect to such proposed Servicers, in each case, prior to any Servicer being engaged with respect to a prospective Purchased Mortgage Loan.  Buyer in its sole and absolute discretion may reject any proposed Servicer by providing written notice in accordance with Section 20 hereof to Seller within ten (10) Business Days after Seller provides such written list of proposed Servicers.  If Buyer does not approve a Servicer by providing a written notice to Seller within ten (10) Business Days after Seller provides the written list of proposed Servicers, then such Servicers shall be deemed rejected by Buyer for the purposes of this Agreement.  After a Servicer is approved by Buyer as a Servicer for the purposes of this Agreement, Buyer may in its sole good faith discretion reject any previously approved Servicer by providing to Seller written notice in accordance with Section 20 hereof.

c.     Buyer, with or without cause, may instruct Seller to remove and discharge (i) MERS and MERSCORP Holdings, Inc., as Electronic Agent (as defined in the Underlying Electronic Tracking Agreement) from the performance of their duties under the Underlying Electronic Tracking Agreement with respect to some or all of the Purchased Mortgage Loans or (ii) the Custodian from the performance of its duties under the Underlying Custodial Agreement with respect to some or all of the Purchased Mortgage Loans.  If Buyer delivers such instruction to Seller, Seller shall promptly exercise its rights to terminate MERS, MERSCORP

Holdings, Inc. or the Custodian, as applicable, in accordance with the related Underlying Repurchase Document.

38.  Authorizations

Any of the persons whose signatures and titles appear on Schedule 2 are authorized, acting singly, to act for Seller or Buyer to the extent set forth therein, as the case may be, under this Agreement.

39.  Acknowledgement Of Anti-Predatory Lending Policies

Buyer has in place internal policies and procedures that expressly prohibit its purchase of any High Cost Mortgage Loan.

40.  Documents Mutually Drafted

The Seller and the Buyer agree that this Agreement and each other Program Agreement prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

41.  Conflicts

In the event of any conflict between the terms of this Agreement and any other Program Agreement, the documents shall control in the following order of priority: first, the terms of the Pricing Side Letter shall prevail, then the terms of this Agreement shall prevail, and then the terms of the other Program Agreements shall prevail.

42.  General Interpretive Principles

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

a.     the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

b.     accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

c.     references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

d.     a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

e.     the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

f.      the term “include” or “including” shall mean without limitation by reason of enumeration;

g.     all times specified herein or in any other Program Agreement  (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated; and

h.     all references herein or in any Program Agreement to “good faith” means good faith as defined in Section 1-201(19) of the UCC as in effect in the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

Credit Suisse First Boston Mortgage Capital LLC, as Buyer

By:		/s/ Adam Loskove
	Name:	Adam Loskove
	Title:	Vice President

PennyMac Operating Partnership, L.P., as Seller

By:  PennyMac GP OP, Inc., its General Partner

By:		/s/ Anne D. McCallion
	Name:	Anne D. McCallion
	Title:	Chief Financial Officer

PennyMac Mortgage Investment Trust, as Guarantor

By:		/s/ Anne D. McCallion
	Name:	Anne D. McCallion
	Title:	Chief Financial Officer

Signature Page to the Master Repurchase Agreement